Exhibit 10.3

COSTAMARE PARTNERS LP

COSTAMARE PARTNERS GP LLC

- and –

COSTAMARE SHIPPING COMPANY S.A.

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made on the [•] day of [•], 2015, BY AND BETWEEN:

(1) COSTAMARE PARTNERS LP, a Marshall Islands limited partnership (the “Partnership”);

(2) COSTAMARE PARTNERS GP LLC, a Marshall Islands limited liability company, as general partner of the Partnership (the “General Partner”); and

(3) COSTAMARE SHIPPING COMPANY S.A., a company organized and existing under the laws of the Republic of Panama (the “Manager”).

WHEREAS:

(A) The Partnership wholly owns (i) the entities set out in Schedule A, as such Schedule A may be amended from time to time (the “Shipowning Subsidiaries”), each of which owns one or more Container Vessels (as defined below) (the “Vessels”) and (ii) the entities set out in Schedule B, as such Schedule B may be amended from time to time (together with the Shipowning Subsidiaries, the “Subsidiaries”).

(B) The Manager has the benefit of experience in the technical and commercial management of Container Vessels and administration of shipowning companies generally.

(C) The Partnership and the Manager desire to adopt this Agreement, pursuant to which the Manager shall represent the Partnership Group (as defined below) in its dealings with third parties and either directly or through a Submanager (as defined below) provide technical, commercial, administrative and certain other services to the members of the Partnership Group as specified herein in connection with the management and administration of the business of the members of the Partnership Group.

NOW, THEREFORE, THE PARTIES HEREBY AGREE:

ARTICLE I

INTERPRETATION

SECTION 1.1. In this Agreement, unless the context otherwise requires:

“Affiliates” means, with respect to any person as to any particular date, any other persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the person in question, and Affiliates means any of them.

“Agreement” shall have the meaning set forth in the preamble.

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“Amended and Restated Group Management Agreement” means the amended and restated management agreement dated March 3, 2015, as amended from time to time, between Costamare and the Manager.

“Annual Period” shall have the meaning set forth in Section 9.2.

“Approved Budget” shall have the meaning set forth in Section 10.3.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act. For purposes of this definition, such person or group shall be deemed to Beneficially Own any outstanding voting securities of a company held by any other company (the “parent company”) that is Controlled by such person or group. The term “Beneficially Own” and similar capitalized terms shall have analogous meanings.

“Board of Directors” means the board of directors or the board of managers of the General Partner as the same may be constituted from time to time, provided that, after a Board Election, the term “Board of Directors” shall mean such board of directors of the Partnership.

“Board Election” means the election by the General Partner to cause the Partnership to be managed by the Partnership’s own board of directors, pursuant to Section 7.14 of the Limited Partnership Agreement.

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; and New York, New York.

“Change in Control of the General Partner or the Partnership” means, with respect to the General Partner or the Partnership (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another person pursuant to a transaction in which the outstanding voting securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Applicable Person are changed into or exchanged for voting securities of the surviving person or its parent and (ii) the holders of the voting securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding voting securities of the surviving person or its parent immediately after such transaction; or (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act or any successor provision), other than Costamare, York or their Affiliates with respect to the General Partner or the Partnership or the Konstantakopoulos Entities with respect to Costamare, being or becoming the Beneficial Owner of more than 50% of all of the then outstanding voting securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change in Control of the General Partner or the Partnership under clause (b) above.

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“Change in Control of the Manager” means (a) a sale of all or substantially all of the assets or property of the Manager necessary for the performance of the Manager’s services under this Agreement, (b) a sale of the Manager’s shares that would result in Konstantinos Konstantakopoulos Beneficially Owning, directly or indirectly, less than 50.1% of the total voting power of the outstanding voting securities of the Manager or (c) a merger, consolidation or similar transaction, that would result in Konstantinos Konstantakopoulos Beneficially Owning, directly or indirectly, less than 50.1% of the total voting power of the outstanding voting securities of the resulting entity following such transaction.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Consent of the Partnership” means the Special Approval (as defined in the Limited Partnership Agreement) of the Conflicts Committee.

“Container Vessel” means any ocean-going vessel (whether in its construction phase or operational) that is intended to be used primarily to transport containerized cargoes.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Costamare who (i) was a member of the board of directors immediately after the Effective Date, or (ii) was nominated for election or elected to the board of directors of Costamare with the approval of a majority of the directors then still in office or who were either directors immediately after the Effective Date or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any person, the right to elect or appoint, directly or indirectly, a majority of the directors of such person or a majority of the persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such person or the possession of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Costamare” means Costamare Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands.

“Crew” shall have the meaning set forth in clause 1 of each Shipmanagement Agreement.

“Draft Budget” shall have the meaning set forth in Section 10.1.

“Effective Date” means the date upon which the initial public offering of the Partnership is consummated.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“Executive Officers” means the Chief Executive Officer, the Chief Operating Officer (if any) and the Chief Financial Officer of the General Partner or, after a Board Election, the Partnership, as applicable.

“Fixed Period” shall have the meaning set forth in Section 9.2.

“Force Majeure” shall have the meaning set forth in Section 11.1.

“General Partner” shall have the meaning set forth in the preamble.

“Initial Term” shall have the meaning set forth in Section 13.1.

“Konstantakopoulos Entities” means:

(a)	Konstantinos Konstantakopoulos, Christos Konstantakopoulos, Achillefs Konstantakopoulos or Vassileios Konstantakopoulos;

(b)	any spouse or lineal descendant of any of the individuals set out in paragraph (a) above; and

(c)	any person Controlled by, or under common Control with, any such individual or combination of such individuals as set out in paragraphs (a) and (b) above.

“Limited Partnership Agreement” means the first amended and restated agreement of limited partnership of the Partnership, dated as of [•], 2015, as from time to time amended.

“Management Fee” shall have the meaning set forth in Section 9.1.

“Management Services” shall have, in relation to a Vessel, the meaning set forth in clause 1 of the Shipmanagement Agreement applicable to such Vessel.

“Manager” shall have the meaning set forth in the preamble.

“Manager Related Parties” shall have the meaning set forth in Section 11.2.

“Newbuild” means a new vessel to be or which has just been constructed, or is under construction, pursuant to a shipbuilding contract or other related agreement entered into by the relevant member of the Partnership Group.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 1, 2014, among Costamare, the Partnership, the General Partner, Costamare Partners Holdings LLC and York, as such agreement may be amended, supplemented or restated from time to time.

“Partnership” shall have the meaning set forth in the preamble.

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“Partnership Group” means, at any time, the Partnership, the General Partner and the Subsidiaries at such time taking into account the Schedule A and Schedule B in effect at such time and “member of the Partnership Group” shall be construed accordingly.

“Questioned Items” shall have the meaning set forth in Section 10.2.

“Related Manager” means each of Shanghai Costamare Ship Management Co., Ltd. or any Affiliate of a Konstantakopoulos Entity appointed as Submanager in accordance with the terms of this Agreement.

“Services” shall have the meaning set forth in Section 2.3.

“Shipmanagement Agreement” shall have the meaning set forth in Section 3.2.

“Shipowning Subsidiaries” shall have the meaning set forth in the recitals.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Submanager” shall have the meaning set forth in Section 2.4.

“Subsequent Term” shall have the meaning set forth in Section 13.1.

“Subsidiaries” shall have the meaning set forth in the recitals.

“Supervision Agreement” shall have the meaning set forth in Section 3.3.

“Term” shall have the meaning set forth in Section 13.1.

“Vessels” shall have the meaning set forth in the recitals.

“V.Ships” means V.Ships Greece Ltd, Par-La Ville Place 14, Par-La Ville Road, Hamilton HM08, Bermuda and includes its successors in title and permitted assignees.

“York” means York Capital Management Global Advisors LLC, Sparrow Holdings, L.P., Bluebird Holdings, L.P. and certain affiliated funds on whose behalf York Capital Management Global Advisors LLC has entered into the Omnibus Agreement.

SECTION 1.2. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3. All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

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SECTION 1.4. In the event of any conflict between this Agreement, any Shipmanagement Agreement or any Supervision Agreement, the provisions of this Agreement shall prevail.

SECTION 1.5. Unless otherwise specified, all references to money refer to the legal currency of the United States of America.

SECTION 1.6. Unless the context otherwise requires, words in the singular include the plural and vice versa.

SECTION 1.7. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

SECTION 1.8. Any reference to “person” includes an individual, body corporate, limited liability company, partnership, joint venture, cooperative, trust or unincorporated organization, association, trustee, domestic or foreign government or any agency or instrumentality thereof, or any other entity recognized by law.

SECTION 1.9. Any reference to an enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

SECTION 1.10. Any reference to (or to any specified provision of) this Agreement or any other document shall be construed as reference to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

SECTION 1.11. Any reference to clauses, appendices and schedules shall be construed as reference to clauses of, appendices to and schedules to this Agreement and references to this Agreement includes its appendices and schedules.

ARTICLE II

APPOINTMENT

SECTION 2.1. The Manager is hereby appointed by the Partnership as the administrative manager of the Partnership Group and hereby accepts such appointment on the terms and conditions of this Agreement.

SECTION 2.2. The Manager shall be appointed by (a) each Shipowning Subsidiary pursuant to the provisions of Section 3.3 as the technical and/or commercial manager of each such Shipowning Subsidiary’s Vessel on the terms and conditions of the relevant Shipmanagement Agreement and this Agreement and (b) each member of the Partnership Group to be acquiring a Newbuild, as the supervisor of the construction thereof on the terms and conditions of the relevant Supervision Agreement and this Agreement.

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SECTION 2.3. The Manager agrees to provide:

(a) the services specified in Articles V, VI, VII and VIII of this Agreement;

(b) the services specified in each Supervision Agreement; and

(c) the Management Services (as such term is defined in clause 1 of each Shipmanagement Agreement) in respect of each Vessel specified in each Shipmanagement Agreement (the services to be provided under Sections 2.3(a), 2.3(b) and 2.3(c) collectively the “Services”).

The Partnership and the Manager each hereby agree that in the performance of this Agreement, any Supervision Agreement or any Shipmanagement Agreement, the Manager or, as the case may be, any Submanager, is acting solely on behalf of, as agent of and for the account of, the Partnership or any other relevant member of the Partnership Group. The Manager or, as the case may be, the relevant Submanager may advise persons with whom it deals on behalf of the Partnership or any other member of the Partnership Group that it is conducting such business for and on behalf of the Partnership or, as the case may be, a member of the Partnership Group.

SECTION 2.4. The Manager may upon notice to the Partnership appoint any person (a “Submanager”) at any time throughout the duration of this Agreement to discharge any of the Manager’s duties under this Agreement or a Shipmanagement Agreement or a Supervision Agreement, provided that if such person is not a Related Manager or V.Ships, the Manager shall obtain the written Consent of the Partnership prior to such appointment (such Consent of the Partnership shall not be unreasonably withheld or delayed). The Manager shall appoint a Submanager either by entering into a management agreement or supervision agreement (such management agreement or supervision agreement to be on terms to be agreed between the parties thereto and only in respect of the services that the Manager wishes such Submanager to discharge) directly with such Submanager (for the avoidance of doubt, unless otherwise agreed in writing, no member of the Partnership Group shall have any responsibility for any fees or costs incurred under any such management agreement or supervision agreement) or by directing such Submanager to enter into a management agreement or supervision agreement directly with the relevant member of the Partnership Group (such management agreement or supervision agreement to be on terms to be agreed between the parties thereto and only in respect of the services that the Manager wishes such Submanager to discharge). Any Submanager (other than V.Ships) shall agree to the terms and conditions of this Agreement to the extent applicable to it, prior to performing any services for any member of the Partnership Group. The Partnership shall procure that each member of the Partnership Group shall provide written confirmation to the Manager or, as the case may be, a Submanager, that such member’s Vessel is commercially and/or technically managed by the Manager or, as the case may be, the relevant Submanager.

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SECTION 2.5. The Manager’s power to delegate performance of any provision of this Agreement, including delegation by directing a Submanager to enter into a management agreement or supervision agreement directly with a member of the Partnership Group in accordance with Section 2.4, shall not limit the Manager’s liability to the Partnership to perform this Agreement with the intention that the Manager shall remain responsible to the Partnership for the due and timely performance of all duties and responsibilities of the Manager hereunder, PROVIDED HOWEVER, that to the extent that any Submanager has performed any such duty, the Manager shall not be under any obligation to perform again the same duty.

ARTICLE III

THE PARtnership’S GENERAL OBLIGATIONS

SECTION 3.1. The Partnership shall notify the Manager as soon as possible of any purchase of any vessel (whether the same is a second-hand vessel or a Newbuild), the delivery of any Newbuild from the relevant builder or intermediate seller to the relevant member of the Partnership Group to take ownership of such Newbuild, the sale of any Vessel, the purchase or creation of any direct or indirect subsidiary of the Partnership or the sale or divestiture of any Subsidiary and shall promptly amend Schedule A and Schedule B, as applicable, to be reflective of any such development. Such amended Schedule A or Schedule B shall be effective on any such day as mutually agreed by the Partnership and the Manager, which date shall be no later than five Business Days after delivery of such amended Schedule A and/or Schedule B to the Manager by the Partnership.

SECTION 3.2. For each Vessel the Partnership shall cause the relevant Shipowning Subsidiary to enter into with the Manager, and the Manager shall enter into with such Shipowning Subsidiary, a contract substantially in the form attached as Appendix I (each a “Shipmanagement Agreement” and, collectively, the “Shipmanagement Agreements”), with such alterations and additions as are appropriate; PROVIDED HOWEVER, that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors.

SECTION 3.3. For each Newbuild the Partnership shall cause the relevant Shipowning Subsidiary to enter into with the Manager, and the Manager shall enter into with such Shipowning Subsidiary, a contract substantially in the form attached as Appendix II (each a “Supervision Agreement” and, collectively, the “Supervision Agreements”) with such alterations and additions as are appropriate; PROVIDED HOWEVER, that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors.

SECTION 3.4. The Partnership shall pay punctually all sums due to the Manager under this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement to which the Manager is a party in accordance with the respective terms thereof.

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SECTION 3.5. The Partnership shall procure that each other member of the Partnership Group (a) performs its obligations under any Shipmanagement Agreement or any Supervision Agreement to which it is a party and (b) does not take any action or omit to take any action the effect of which is to cause the Partnership Group or the Manager or a Submanager to be in breach of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement.

SECTION 3.6. The Partnership agrees that it has engaged the Manager to provide the Services on an exclusive basis and, without receiving the prior written approval of the Manager or before it has lawfully terminated this Agreement in accordance with its terms, it will not engage any other entity to provide any of the Services.

ARTICLE IV

THE MANAGER’S GENERAL OBLIGATIONS

SECTION 4.1. In the exercise of its duties hereunder, the Manager shall act in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it in writing by any member of the Partnership Group.

SECTION 4.2. For each Vessel or, as the case may be, Newbuild the Manager shall act and do all and/or any of the acts or things described in this Agreement and the relevant Shipmanagement Agreement or Supervision Agreement applicable to each such Vessel or Newbuild in the name and/or on behalf of the Partnership and/or the relevant Subsidiary or Subsidiaries.

SECTION 4.3. The Manager acknowledges that the services it will provide pursuant to the Shipmanagement Agreements or the Supervision Agreements are not limited to the services described in such agreements and include those set forth in this Agreement.

SECTION 4.4. The Manager shall exercise commercially reasonable care to cause all material property of any member of the Partnership Group to be clearly identified as such, held separately from the property of the Manager and, where applicable, held in safe custody.

SECTION 4.5. The Manager shall exercise commercially reasonable care to cause adequate manpower to be employed by it to perform its obligations under this Agreement, PROVIDED HOWEVER, that the Manager, in the performance of its responsibilities under this Agreement, shall be entitled to have regard to its overall responsibilities in relation to the management of its clients (including Costamare) and in particular, without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager considers to be fair and reasonable.

SECTION 4.6. Notwithstanding anything to the contrary contained in this Agreement or any Shipmanagement Agreement or any Supervision Agreement, the

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Manager agrees that any and all decisions of a material nature relating to the Partnership Group, any Subsidiary, any Vessel or any Newbuild under construction shall be reserved to the General Partner, or, after a Board Election, the Partnership, such decisions including, but not being limited to:

(a) the purchase and/or sale of shares in any entity or other assets of a material nature;

(b) the purchase, formation or dissolution of subsidiaries;

(c) the entry into guarantees or loans or other forms of financing and any and all financial undertakings and commitments connected therewith; and

(d) the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition for an amount exceeding US$1,000,000 or its equivalent.

SECTION 4.7. During the Term, the Manager shall promote the business of the Partnership Group in accordance with the directions of the authorized representative or, as the case may be, representatives of the respective member of the Partnership Group and shall at all times use commercially reasonable efforts to conform to and comply with the lawful and reasonable directions, regulations or recommendations made by such authorized representative or, as the case may be, representatives, and in the absence of any specific directions or recommendations as aforesaid and, subject to the terms and conditions of this Agreement, shall provide general administrative and advisory services in connection with the management of the business of the Partnership Group.

SECTION 4.8. The Manager, in the performance of its responsibilities under this Agreement, any Supervision Agreement or any Shipmanagement Agreement, shall exercise commercially reasonable care to cause any purchases of products or services from any of its Affiliates to be on terms no less favorable to the Manager than the market prices for products or services that the Manager could obtain on an arm’s length basis from unrelated parties.

SECTION 4.9. During the term hereof, the Manager agrees that it will provide the Services to the Partnership Group and Costamare and their respective subsidiaries on an exclusive basis and, without receiving the prior Consent of the Partnership, it will not provide any Services or other services contemplated herein to any entity other than the Partnership Group and Costamare and their respective subsidiaries; provided, however, the Manager may also provide the Services to entities formed pursuant Framework Agreement between Costamare, Costamare Ventures Inc. and York dated 15 May 2013 as amended from time to time.

SECTION 4.10. If a Vessel (which expression for the purposes of this Section shall include any Newbuild to be acquired by a member of the Partnership Group) and a Container Vessel directly or indirectly owned or operated by a third party

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are both available and meet the criteria for a charter being fixed by the Manager, the Vessel shall be offered such charter first and the Partnership shall have 48 hours from such offer being received to accept such offer, failing which such charter shall be then offered to the relevant third party. If a Vessel and a Container Vessel directly or indirectly owned or operated by Costamare are both available and meet the criteria for a charter being fixed by the Manager, the Container Vessel owned or operated by Costamare shall be offered such charter first, provided that such Container Vessel shall be subject to the terms of the Omnibus Agreement, as applicable.

SECTION 4.11. The Manager shall at all times maintain appropriate and necessary accounts and records as regards the Services and shall make the same available for inspection and auditing by the Partnership at such times as may be mutually agreed by the Manager, on the one hand, and the Partnership, on the other hand.

ARTICLE V

ADMINISTRATIVE SERVICES

SECTION 5.1. The Manager shall provide certain general administrative services to the Partnership Group, including, but not limited to, the following:

(a) keeping all books and records of things done and transactions performed on behalf of any member of the Partnership Group as it may require from time to time, including, but not limited to, liaising with accountants, lawyers and other professional advisors;

(b) except as otherwise contemplated herein, representing any member of the Partnership Group generally in its dealings and relations with third parties;

(c) maintaining the general ledgers of the Partnership Group, establishing bank accounts with such financial institutions as the Partnership may request, managing, administering and reconciling of the Partnership Group’s bank accounts, preparation of periodic consolidated financial statements of the Partnership Group, including, but not limited to, those required for governmental and regulatory or self-regulatory agency filings and reports to unitholders or other holders of partnership interests, arranging of the auditing and/or review of any such financial statements and the provision of related data processing services;

(d) providing assistance in the preparation of periodic and other reports, proxy statements, registration statements and other documents and reports required by applicable law (including rules and regulations promulgated by the U.S. Securities and Exchange Commission) or the rules of any securities exchange or inter-dealer quotation system on which the securities of the Partnership or any member of the Partnership Group may be listed or quoted;

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(e) preparing and providing (or procuring, at the Partnership’s cost, a third party service provider to prepare and provide) tax returns required by any law or regulatory authority and developing, maintaining and monitoring internal audit controls, disclosure controls and information technology for the Partnership Group;

(f) arranging for the provision of advisory services (either directly or, at the Partnership’s cost, through a third party service provider) to ensure the Partnership Group is in compliance with all applicable laws, including all relevant securities laws, including the preparation for review, approval and filing by the Partnership of reports and other documents with the U.S. Securities and Exchange Commission, any securities exchange on which its shares are listed and all other regulatory authorities having jurisdiction over the Partnership or with other securities exchanges on which the Partnership’s securities are listed; including the preparation for review, approval and filing by the Partnership Group of reports and other documents with all applicable regulatory authorities; provided that nothing herein shall permit or authorize the Manager to act for or on behalf of the Partnership in its relationship with regulatory authorities, except to the extent that specific authorization may from time to time be given by the General Partner, or, after a Board Election, the Partnership;

(g) either directly or, at the Partnership’s cost, through a third party service provider (such as by appointing lawyers), providing for the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition on behalf of any member of the Partnership Group arising in connection with the business of any member of the Partnership Group for an amount not exceeding US$1,000,000 or its equivalent, including the pursuit by any member of the Partnership Group of any rights of indemnification or reimbursement;

(h) providing assistance in negotiating loan and credit terms with lenders and monitoring and administration of compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(i) assisting with arranging board meetings, director accommodation and travel for board meetings and preparing meeting materials and detailed papers and agendas for scheduled meetings of the Board of Directors or the board of directors of any other member of the Partnership Group (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors or such other board of directors (and any such committees) to base their opinion;

(j) preparing or causing to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Partnership’s internal policies and procedures on any acquisition, investment or sale of any part of the business;

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(k) administering payroll services, benefits and director’s or consultant’s fees, as applicable, for any person providing services of an employee, officer, consultant or director of the Partnership Group;

(l) handling general and administrative expenses of the Partnership, which are related to its operation as public company and, upon being placed by the Partnership in funds in accordance with the terms of this Agreement, arranging for the payment of the same;

(m) either directly or, at the Partnership’s cost, through a third party service provider (such as by appointing lawyers), handling all administrative and clerical matters in respect of (i) the calling and arrangement of all annual and/or special meetings of unitholders of the Partnership pursuant to the Limited Partnership Agreement, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Partnership in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Partnership has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Partnership may require or direct;

(n) providing, at the request and under the direction of the Partnership, such communications to the transfer agent for the Partnership as may be necessary or desirable;

(o) assisting the Partnership in establishing and maintaining a system of internal controls sufficient to satisfy applicable regulatory requirements;

(p) providing the Partnership Group with office accommodation, equipment, office staff (including all accounting, clerical, secretarial, corporate administrative and information technology services as may be reasonably necessary), facilities and stationery;

(q) maintaining, at the Partnership’s cost, the Partnership’s and each other member’s of the Partnership Group corporate existence, qualification and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance requirements;

(r) at the Partnership’s cost, assisting in all corporate and regulatory compliance requirements for incorporating a new entity that will be owned (inter alios) by a member of the Partnership Group and/or for dissolving any member of the Partnership Group, in all necessary jurisdictions;

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(s) at the request of the Partnership, negotiating the terms and thereafter arranging for cash management services and/or hedging arrangements, in each case with a third party provider at the cost of the Partnership;

(t) at the request of the Partnership, monitoring the performance of investment managers; and

(u) providing any such other administrative services as the General Partner, or, after a Board Election, the Partnership, the Executive Officers or any other representative of the Partnership may request and the Manager may agree to provide from time to time.

ARTICLE VI

COMMERCIAL SERVICES

SECTION 6.1. In addition to any commercial services provided under clause 3.3 of each Shipmanagement Agreement, the Manager shall provide the following commercial services to the Partnership Group:

(a) performing class records review and physical inspections in respect of any vessel considered for purchase by a member of the Partnership Group;

(b) at the request and under the direction of the General Partner, or, after a Board Election, the Partnership, providing administrative services in connection with the purchase of a second-hand vessel or the acquisition and sale of a Newbuild, in either case by any member of the Partnership Group, including, if specifically instructed by the General Partner, or, after a Board Election, the Partnership, in writing, signing any agreed form of memorandum of agreement, shipbuilding contract or other similar contract for and on behalf of the relevant member of the Partnership Group;

(c) managing relationships between the Partnership Group and any existing or potential charterers, shipbuilders, insurers, lenders, investors, fund managers, unitholders and other shipping industry service providers/participants;

(d) providing, or arranging for the provision of, such services as may be required by the Partnership to support and assist the Partnership in considering any future acquisitions or divestments of assets of the Partnership and for the integration of any businesses or assets acquired by the Partnership, all in accordance with the direction and under the supervision of the General Partner, or, after a Board Election, the Partnership; and

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(e) at the request of the General Partner, or, after a Board Election, the Partnership, providing certain services in connection with a member of the Partnership Group taking physical delivery of a vessel, registering a vessel under a ship register, tendering physical delivery of a Vessel or deleting a Vessel from the applicable port of registry, in each case on behalf of the relevant member of the Partnership Group.

ARTICLE VII

INSURANCE

SECTION 7.1. In addition to any insurance requirements provided in clause 3.4 of each Shipmanagement Agreement, the Manager shall:

(a) arrange either directly or, through insurance brokers appointed by the Manager, Directors & Officers’ liability insurance for the Board of Directors with such insurance companies, at such rates and otherwise on such other terms as the General Partner, or, after a Board Election, the Partnership, shall have instructed and/or agreed upon;

(b) on request, provide the Partnership with a copy of any insurance claims and any reports prepared by the relevant insurers; and

(c) subject to having been placed in funds on time by the Partnership, take commercially reasonable care to cause all premiums on the Partnership’s Directors & Officers’ liability insurance are paid in a timely fashion.

ARTICLE VIII

OFFICERS AND EMPLOYEES

SECTION 8.1. The Manager shall make available to the General Partner or, after a Board Election, the Partnership, as applicable, all such officers, managers and employees, including any of the Executive Officers, that the General Partner or the Partnership, as applicable, and the Manager agree shall be made available.

SECTION 8.2. The Executive Officers are entitled to direct the Manager to remove and replace any individual serving as an officer or any senior manager serving as head of a business unit, in either case, of any member of the Partnership Group, other than an Executive Officer, from such position. The Board of Directors, in its sole discretion, shall be entitled to direct the Manager to remove any individual made available to the General Partner or the Partnership, as applicable, by the Manager serving as an Executive Officer from such position and to appoint such other individual to serve as successor as the Board of Directors shall approve. Furthermore, the Manager agrees that it will not remove any individuals serving as officers or senior managers of any member of the Partnership Group from their respective positions without the prior written consent of the Executive Officers (such consent not to be unreasonably withheld or

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unduly delayed) and, in the case of any Executive Officer, the Board of Directors. If any officer or senior manager who is made available to the General Partner or the Partnership, as applicable, by the Manager resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after termination, use reasonable best efforts to identify suitable candidates for replacement of such officer.

SECTION 8.3. The Partnership Group may employ directly any other officers, senior managers or employees as it may deem necessary that will not be subject to this Agreement.

SECTION 8.4. The Manager will report to the Partnership and the Board of Directors through any one of the Executive Officers.

ARTICLE IX

MANAGEMENT FEES AND EXPENSES

SECTION 9.1. In consideration of the Manager providing the Services to the Partnership Group, the Partnership shall pay the Manager the following fees (together, the “Management Fees” and, on a per Vessel basis, the “Management Fee”):

(a) subject to Sections 9.2 and 9.3, a fee of US$956 per day per Vessel, payable monthly in arrears (pro rated to reflect the actual number of days that the Partnership (or any Subsidiary) owns or charters-in each Vessel during the applicable month), unless a Vessel is chartered-out to a third party on a bareboat charter basis, in which case the fee payable to the Manager for such Vessel shall be, subject to Sections 9.2 and 9.3, US$478 per day, PROVIDED HOWEVER, that when in respect of certain services to a Vessel the Manager appoints a Submanager in accordance with Section 2.4 and such Submanager enters into a management agreement directly with the relevant member of the Partnership Group (the “direct agreement”), the fees payable by the Partnership and/or such member of the Partnership Group under this Agreement and/or any relevant Shipmanagement Agreement in respect of such Vessel pursuant to Section 9.1(a) shall be US$956 per day, or as the case may be, US$478 per day minus, in each case, the fees per day payable by such member of the Partnership Group to such Submanager under the relevant direct agreement in respect of such Vessel;

(b) a fee equal to 0.75% calculated on the aggregate of the gross freight, demurrage, charter hire, ballast bonus or other income obtained for the employment of each Vessel during the term of this Agreement, payable to the Manager monthly in arrears, only to the extent such freight, demurrage, charter hire, ballast bonus or other income, as the case may be, is received as revenue;

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(c) subject to Sections 9.2 and 9.3, a fee of US$787,405 per Newbuild under construction for the services rendered by the Manager under the Supervision Agreement in respect of such Newbuild, payable in accordance with the terms of such Supervision Agreement; and

(d) an annual fee payable to the Manager (or its designee) quarterly in arrears of the number of validly issued, fully paid and nonassessable common units representing limited partnership interests in the Partnership equal to 0.75% of the aggregate number of issued and outstanding common units, subordinated units and general partnership units representing partnership interests in the Partnership as of January 1 of the applicable calendar year (the “Units”) payable in kind, PROVIDED HOWEVER, that the Partnership and the Manager shall renegotiate in good faith, on no more than one occasion in any calendar year, a reduction in the amount of such unit based compensation in the event of a substantial increase in the public trading price of the Partnership’s common units above the trading price of such common units over the prior year. PROVIDED ALWAYS, that the Manager is aware and acknowledges that there are limitations and restrictions on the circumstances under which it may offer to sell, transfer or otherwise dispose of the Units to be acquired by it including certain restrictions on transfer under the applicable securities laws.

The fee payable to the Manager pursuant to clause (d) above for the year ending on December 31, 2015, will be reduced pro rata based on the actual number of days this Agreement is in effect in such year and will be based on the issued and outstanding common units, subordinated units and general partnership units of the Partnership as of the date immediately following the Partnership’s initial public offering but after giving effect to any green shoe option in connection therewith (the “IPO Date”) as if such units had been issued and outstanding on January 1 of such year (i.e., such fee shall be 0.75% of the aggregate number of the common units, subordinated units and general partnership units issued and outstanding on the IPO Date times a fraction where the numerator is equal to the number of actual days this Agreement is in effect in 2015 and the denominator is equal to 365).

SECTION 9.2. The Management Fees will be fixed for the period commencing on the date of this Agreement and ending on December 31, 2015 (the “Fixed Period”) and shall not be subject to adjustment for Euro/U.S. Dollar exchange rate fluctuations or inflation. For the 12-month period starting on January 1, 2016 and for each subsequent 12-month period falling thereafter (each such 12-month period referred to hereinafter as an “Annual Period”), the Management Fee for each Vessel payable pursuant to Section 9.1(a) or Section 9.1(c) will be adjusted pursuant to Section 9.3.

SECTION 9.3. The Management Fees for each Vessel payable pursuant to Section 9.1(a) or Section 9.1(c), for the Annual Period commencing

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on the day falling immediately after the end of the Fixed Period and each subsequent Annual Period thereafter, will, in each case, be further adjusted upwards with effect from the beginning of such Annual Period if:

(a) the average of the Euro/U.S. Dollar exchange rates during the 12-month period ending on the last day of the month of September falling before the commencement date of such Annual Period (such average being the average over the applicable period, as calculated by the Manager from the Euro Foreign Exchange Reference Rate published daily at 15:00 CET by the European Central Bank on www.ecb.int) evidence that the Euro has strengthened against the U.S. Dollar by more than five per cent (5%) from:

(i) in the case of the first Annual Period starting on the day falling immediately after the end of the Fixed Period, the rate existing on the business day immediately prior to the date of this Agreement, and

(ii) in the case of each subsequent Annual Period, the previous Euro/U.S. Dollar average calculated for the purposes of this Section 9.3 in respect of the immediately previous Annual Period,

by the average percentage amount by which the Euro has in each such case so strengthened against the U.S. Dollar; and/or

(b) the Manager has incurred a material unforeseen increase in the cost of providing the Services, by an amount to be agreed between the Manager and the Partnership, each acting in a commercially reasonable manner.

SECTION 9.4. The Manager shall, subject to Section 9.5, pay for all usual office expenses incurred by it as the Manager.

SECTION 9.5. The Partnership hereby acknowledges that any capital expenditure, financial costs, operating expenses for each Vessel and any general and administrative expenses of the Partnership Group whatsoever are not covered by the Management Fees and any such expenditure, costs and expenses shall be paid fully by the Partnership or the applicable member of the Partnership Group, whether directly to third parties (which for the avoidance of doubt shall include any Submanager) or by payment to such third parties through the Manager and, without prejudice to Section 10.8, to the extent incurred by the Manager, shall be reimbursed to it by the Partnership and/or any member of the Partnership Group the Manager seeks, in its discretion, reimbursement from. The said capital expenditure, financial costs, operating expenses for each Vessel and general and administrative expenses of the Partnership Group include, without limiting the generality of the foregoing, items such as:

(a) fees, interest, principal and any other costs due to the Partnership Group’s financiers and their respective advisors;

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(b) all voyage expenses and vessel operating and maintenance expenses relating to the operation and management of the Vessels (including Crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, vetting expenses, etc.);

(c) any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever appointed by the Manager whether in its name or on behalf and/or in the name of any member of the Partnership Group;

(d) any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties (other than, if applicable, a Related Manager) whatsoever sub-contracted to the Manager in the normal and reasonable course of meeting the Manager’s duties and obligations under this Agreement or any Shipmanagement Agreement or any Supervision Agreement including the duties provided in Articles V, VI and VII of this Agreement;

(e) applicable deductibles, insurance premiums (including Directors & Officers’ liability insurance) and/or P&I calls;

(f) compensation expenses for employees who are not provided by the Manager pursuant to Section 8.1;

(g) postage, communication, traveling, lodging, victualling, overtime, out of office compensation and out of pocket expenses of the Manager and/or its personnel, incurred in pursuance of the Services; and

(h) any other out of pocket expenses that are incurred by the Manager in the performance of the Services pursuant to this Agreement, any Supervision Agreement or any Shipmanagement Agreement.

SECTION 9.6. The Manager shall have the right to demand the Management Fee payable in relation to each Vessel from either the Partnership or the Shipowning Subsidiary owning such Vessel under the terms of the relevant Shipmanagement Agreement. By written notice to the Partnership, the Manager may direct the Partnership to pay any amounts owing by the Manager to any Submanager pursuant to a subcontract of any provisions of this Agreement or any Shipmanagement Agreement or any Supervision Agreement, directly to the relevant Submanager.

SECTION 9.7. In the event that a Shipmanagement Agreement is terminated, other than by reason of default by the Managers, the Management Fee payable to the Manager under Section 9.1(a) for the Vessel subject to such Shipmanagement Agreement shall be payable in respect of such Vessel for a further period of three months from the termination date. The fees payable for the said three

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months shall be paid in one lump sum in advance on the termination of the relevant Shipmanagement Agreement. In addition the relevant member of the Partnership Group shall pay any Severance Costs (as such term is defined in the relevant Shipmanagement Agreement) for the relevant Vessel which may materialize.

ARTICLE X

BUDGETS, CORPORATE PLANNING AND EXPENSES

SECTION 10.1. On or before October 1 of each calendar year, the Manager shall prepare and submit to the Executive Officers a detailed draft budget for the next calendar year in a format acceptable to the Executive Officers and the Board of Directors and generally used by the Manager which shall include a statement of estimated revenue and out-of-pocket expenses in providing the Services (the “Draft Budget”).

SECTION 10.2. For a period of 20 days after receipt of the Draft Budget, the Executive Officers, from time to time, may request further details and submit written comments on the Draft Budget. If the Executive Officers do not agree with any item of the Draft Budget, they will, within the same 20-day period, give the Manager notice of any inquiries to the Draft Budget, which notice will include the list of items under consideration (the “Questioned Items”) and a proposal for the resolution of each such Questioned Item. The Executive Officers and the Manager will endeavor to resolve any such differences between them with respect to the Questioned Items, failing which the relevant Questioned Items shall be left as presented by the Manager. If the Executive Officers do not present any Questioned Items within such 20-day period, they will be deemed to have accepted the Draft Budget and, such Draft Budget, shall be deemed to be the Approved Budget (as defined in Section 10.3 below).

SECTION 10.3. By November 15 of the relevant calendar year (or such later date as the Manager and the Board of Directors deem appropriate), and to the extent that changes are required to the Draft Budget pursuant to Section 10.2, the Manager will prepare and deliver to the Partnership a revised budget that has been approved by the Executive Officers (the “Approved Budget”). However, the Partnership acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and/or the Partnership Group and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels and/or the Partnership Group in any relevant calendar year will correspond to the estimates contained in the Approved Budget for that calendar year. Notwithstanding the provisions of Section 10.2 and this Section 10.3, the Approved Budget for the 2015 calendar year shall be the 2015 revised budget that has been previously approved pursuant to the Amended and Restated Group Management Agreement.

SECTION 10.4. The Manager may, from time to time, in any calendar year propose amendments to the Approved Budget upon 15 days notice to the Partnership, in which event the Executive Officers will have the right to approve the amendments in accordance with the process set out in Section 10.2 with the relevant time periods being amended accordingly.

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SECTION 10.5. Once the Approved Budget has been delivered, the Manager shall prepare and present to the Partnership its estimate of the working capital requirements of the Vessels and the Partnership Group and the Manager shall each month update this estimate. Based thereon, the Manager shall each month make a request to the Partnership and/or, as the case may be, the relevant members of the Partnership Group, in writing for the funds required to provide the Services to the Partnership Group and to operate each Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. The Manager may also make a request in writing to the Partnership and/or, as the case may be, the relevant members of the Partnership Group, at any time for funds required for the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Manager within ten calendar days after the receipt by the Partnership or, as the case may be, the relevant member of the Partnership Group of the Manager’s written request and shall be held in a separate bank account in the name of the Manager or, if requested by the Manager, in the name of the Partnership or of the relevant member of the Partnership Group.

At the end of each quarter or, if the Manager from time to time so requires, month, the Manager shall preliminarily reconcile the amounts advanced to it by the Partnership or, as the case may be, the relevant member of the Partnership Group, with the amounts actually expended by it for the operation of each of the Vessels and/or the Partnership Group, and (a) the Manager shall remit to the Partnership, or credit to the Partnership amounts to be advanced to it hereunder for future months, any unused portion of the amounts previously advanced by the Partnership or, as the case may be, the relevant member of the Partnership Group, or (b) the Partnership shall pay to the Manager any amounts properly expended by the Manager in excess of the amounts previously advanced by the Partnership or, as the case may be, the relevant member of the Partnership Group. The Partnership and the Manager shall reconcile any amounts due to the Partnership by the Manager or due to the Manager by the Partnership for each fiscal year of the Partnership as promptly as practicable following the close of each such fiscal year. Without prejudice to Section 10.8, any expenses incurred by the Manager under the terms of this Agreement on behalf of any member of the Partnership Group may be debited against the account of the respective member of the Partnership Group, but shall in any event remain payable by the Partnership and the relevant member of the Partnership Group to the Manager on demand.

SECTION 10.6. The Manager shall also maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts.

SECTION 10.7. Insofar as any moneys are collected from third parties by the Manager under the terms of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement (other than moneys payable by a member of the Partnership Group to the Manager), such moneys and any interest thereon shall be held to the credit of the relevant member of the Partnership Group in a separate bank account in the name

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thereof. Interest on any such bank account shall be for the benefit of the relevant member of the Partnership Group.

SECTION 10.8. Notwithstanding anything contained herein to the contrary, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Services.

SECTION 10.9. To the extent that a Related Manager has been appointed in accordance with the terms of Section 2.4, it is agreed by the Partnership and the Manager for the benefit of such Related Manager that the provisions of Article X shall apply to such Related Manager as if such provisions were repeated herein, but with references to:

(a) the “Manager” being deemed as references to the relevant Related Manager;

(b) the “Services” being deemed as references to the services to be performed by such Related Manager under the relevant management agreement;

(c) the “Vessels” being deemed as references to the Vessels being managed by such Related Manager under a management agreement entered into directly with the relevant Partnership Group members;

(d) the “Partnership” being deemed as references to the relevant Partnership Group members; and

(e) references to “this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement” being deemed as references to any management agreement signed by such Related Manager directly with the relevant Partnership Group members.

ARTICLE XI

LIABILITY AND INDEMNITY

SECTION 11.1. Save for the obligation of the Partnership to pay any moneys due to the Manager hereunder, neither any member of the Partnership Group nor the Manager shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the relevant member of the Partnership Group or the Manager, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 11.2. The Manager, including its officers, directors, employees, shareholders, agents, sub-contractors and any Submanager (the “Manager

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Related Parties”) shall be under no liability whatsoever to any member of the Partnership Group or to any third party (including the Crew) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel), and howsoever arising in the course of the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Manager, its officers, employees, agents, sub-contractors or any Submanager.

SECTION 11.3. Notwithstanding anything that may appear to the contrary in this Agreement or any Shipmanagement Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Manager to discharge its obligations under clause 3.1 of each Shipmanagement Agreement, in which case the Manager’s liability shall be limited in accordance with the terms of this Article XI.

SECTION 11.4. The Partnership shall indemnify and hold harmless the Manager Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Manager Related Party arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement and any Supervision Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Manager Related Party.

SECTION 11.5. It is hereby expressly agreed that no employee or agent of the Manager (including any sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Partnership Group or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment or agency and, without prejudice to the generality of the foregoing provisions in this Article XI, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid, and for the purpose of all the foregoing provisions of this Article XI, the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be the Manager’s servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement. Nothing in this Section 11.5 shall be construed so as to further limit any liability the Manager may have to the Partnership Group under Section 11.2.

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SECTION 11.6. The provisions of this Article XI shall survive any termination of this Agreement.

ARTICLE XII

RIGHTS OF THE MANAGER AND RESTRICTIONS ON THE MANAGER’S AUTHORITY

SECTION 12.1. Except as may be provided in this Agreement or in any separate written agreement between the Partnership or any other member of the Partnership Group and the Manager or a Submanager, the Manager and any Submanager shall be an independent contractor and not the agent of the Partnership or any other member of the Partnership Group and shall have no right or authority to incur any obligation on behalf of any member of the Partnership Group or to bind any member of the Partnership Group in any way whatsoever. Nothing in this Agreement shall be deemed to make the Manager or any Submanager or any of their subsidiaries or employees an employee, joint venturer or partner of any member of the Partnership Group.

SECTION 12.2. The Partnership acknowledges that the Manager or, as the case may be, any Submanager shall have no responsibility hereunder, direct or indirect, with regard to the formulation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of any member of the Partnership Group, which is solely the responsibility of each respective member of the Partnership Group. Each member of the Partnership Group shall set its corporate policies independently through its respective board of directors and executive officers and nothing contained herein shall be construed to relieve such directors or officers of each respective member of the Partnership Group from the performance of their duties or to limit the exercise of their powers.

SECTION 12.3. Notwithstanding the other provisions of this Agreement:

(a) the Manager or, as the case may be, any Submanager may act with respect to a member of the Partnership Group upon any advice, resolutions, requests, instructions, recommendations, direction or information obtained from such member of the Partnership Group or any banker, accountant, broker, lawyer or other person acting as agent of or adviser to such member of the Partnership Group and the Manager or, as the case may be, the relevant Submanager shall incur no liability to such member of the Partnership Group for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by such member of the Partnership Group or its agents, in the absence of gross negligence or willful misconduct by the Manager or, as the case may be, the relevant Submanager or their respective servants, and shall not be responsible for any misconduct, mistake, oversight, error of judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such

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banker, accountant, broker, lawyer, agent or adviser or other person as aforesaid;

(b) the Manager or, as the case may be, a Submanager shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of any member of the Partnership Group or its agents if the performance thereof is or would be illegal or unlawful; and

(c) the Manager or, as the case may be, the relevant Submanager shall incur no liability to any member of the Partnership Group for doing or failing to do any act or thing which it shall be required to do or perform or forebear from doing or performing by reason of any provision of any law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where the above entity has jurisdiction.

ARTICLE XIII

TERMINATION OF THIS AGREEMENT

SECTION 13.1. This Agreement shall be effective as of the Effective Date and, subject to Sections 13.2, 13.3, 13.4 and 13.5, shall continue until December 31, 2015 (the “Initial Term”). Thereafter the term of this Agreement shall be extended on a year-to-year basis for up to ten times (each a “Subsequent Term”) unless the General Partner, or, after a Board Election, the Partnership, at least 12 months prior to the end of the then current term, gives written notice to the Manager that it wishes to terminate this Agreement at the end of the then current term. In no event will the term of this Agreement (the “Term”) extend beyond the date falling ten years after the last day of the Initial Term.

SECTION 13.2. The Partnership shall be entitled to terminate this Agreement by notice in writing to the Manager if:

(a) the Manager defaults in the performance of any material obligation under this Agreement, subject to a cure right of 20 Business Days following written notice by the Partnership, PROVIDED ALWAYS, that any default of the Manager to perform any of its obligations under a particular Shipmanagement Agreement or any Supervision Agreement, shall not, in itself, entitle the Partnership to terminate this Agreement pursuant to this Section 13.2(a) and shall only allow the relevant member of the Partnership Group to terminate the relevant Shipmanagement Agreement or Supervision Agreement;

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(b) any moneys due and payable to the Partnership or third parties by the Manager under this Agreement is not paid or accounted for within 10 Business Days following written notice by the Partnership;

(c) there is a Change in Control of the Manager; or

(d) the Manager is convicted of, enters a plea of guilty or nolo contendere with respect to, or enters into a plea bargain or settlement admitting guilt for a crime (including, for the avoidance of doubt, fraud), which conviction, plea bargain or settlement is demonstrably and materially injurious to the Partnership, PROVIDED ALWAYS, such crime is not a misdemeanor and PROVIDED ALWAYS further that such crime has been committed solely and directly by an officer or director of the Manager acting within the terms of its employment or office.

SECTION 13.3. The Manager shall be entitled to terminate this Agreement by notice in writing to the Partnership if:

(a) any moneys payable by the Partnership under this Agreement is not paid when due or if due on demand within 20 Business Days following demand by the Manager;

(b) the Partnership defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Manager; or

(c) there is a Change in Control of the General Partner or the Partnership;

SECTION 13.4. Either party shall be entitled to terminate this Agreement by notice in writing to the other party if:

(a) the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of such other party are sold, seized or appropriated which, in the case of seizure or appropriation, is not discharged within 20 Business Days;

(b) (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 90 Business Days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or a substantial part of the other party’s undertaking, property or

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assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up;

(c) the other party is prevented from performing its obligations hereunder, in any material respect, by reasons of Force Majeure for a period of two or more consecutive months; or

(d) all Supervision Agreements and all Shipmanagement Agreements are terminated in accordance with the respective terms thereof.

SECTION 13.5. Upon the effective date of termination pursuant to this Article XIII, the Manager shall promptly terminate its service hereunder, after taking reasonable commercial steps to minimize any interruption to the business of the members of the Partnership Group.

SECTION 13.6. Upon termination, the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement, any Supervision Agreement and/or any Shipmanagement Agreement and of any remaining Management Fees and/or any other funds due from the Partnership or any other member of the Partnership Group, calculated pro rata to the date of termination, and any non-disbursed funds of any member of the Partnership Group in the Manager’s possession or control will be paid by the Manager as directed by such member of the Partnership Group promptly upon the Manager’s receipt of all sums then due to it under this Agreement, any Supervision Agreement and/or any Management Agreement, if any.

SECTION 13.7. Upon termination of this Agreement, the Manager shall release to the Partnership the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to each Vessel or the provision of the Services.

SECTION 13.8. Upon termination of this Agreement either by the Manager for any reason (other than pursuant to Section 13.4(c)) or by the Partnership pursuant to Section 13.1, the Partnership shall be liable to pay to the Manager as liquidated damages an amount in U.S. Dollars and common units representing limited partnership interests in the Partnership equal to the lesser of (a) ten times and (b) the number of full years remaining prior to the date falling ten years after the last day of the Initial Term times, in each case, the aggregate fees due and payable to the Manager under the terms of this Agreement during the 12-month period ending on the date of termination of this Agreement (without taking into account any reduction to the fees payable to the Manager under Section 9.1(a) in the event that a Submanager has been appointed as provided therein), PROVIDED ALWAYS, that the amount of liquidated damages payable thereunder shall never be less than two times the aggregate fees due and payable to the Manager under the terms of this Agreement during the 12-month period ending on the date of termination of this Agreement.

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SECTION 13.9. The provisions of this Article XIII shall survive any termination of this Agreement.

ARTICLE XIV

NOTICES

SECTION 14.1. All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to an individual at the following address:

Costamare Partners LP
60 Zephyrou Street & Syngrou Avenue
Palaio Faliro, Athens, Greece

Telefax: +30 210 9406454
Attention: CEO

Costamare Shipping Company S.A.
60 Zephyrou Street & Syngrou
Avenue, Palaio Faliro, Athens, Greece

Telefax: +30 210 9409081
Attention: General Manager

ARTICLE XV

APPLICABLE LAW

SECTION 15.1. This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, the laws of England.

SECTION 15.2. Except for Sections 2.3, 3.5, 9.5 and 9.6 and Articles XI and XII which can be relied by a Submanager (other than V.Ships) and Sections 2.3, 3.5, 9.5, 9.6 and 10.9 and Articles XI and XII which can be relied by a Related Manager, no other term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

ARTICLE XVI

ARBITRATION

SECTION 16.1. All disputes arising out of this Agreement and/or any non-contractual obligations connected with it shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final. The

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arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the London Maritime Arbitration Association (LMAA) Terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

SECTION 16.2. In the event that a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 10 Business Days to designate its own arbitrator. If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder.

SECTION 16.3. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

SECTION 16.4. The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security. Awards pursuant to this Article XVI may include costs and judgments may be entered upon any award made herein in any court having jurisdiction.

ARTICLE XVII

MISCELLANEOUS

SECTION 17.1. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 17.2. During the term hereof, the Manager will not provide services hereunder through, or otherwise cause any member of the Partnership Group to have, an office or fixed place of business in the United States.

SECTION 17.3. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

COSTAMARE PARTNERS LP

By:	COSTAMARE PARTNERS GP LLC,
its general partner

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By:
Name: Gregory Zikos
Title: CFO

COSTAMARE PARTNERS GP LLC

By:
Name: Gregory Zikos
Title: CFO

COSTAMARE SHIPPING COMPANY S.A.

By:
Name: Diamantis Manos
Title: Director

SCHEDULE A

SHIPOWNING SUBSIDIARIES

1) Capetanissa Maritime Corporation

2) Jodie Shipping Co.

3) Kayley Shipping Co.

4) Raymond Shipping Co.

SCHEDULE B

NON-SHIPOWNING SUBSIDIARIES

1. Costamare Partners Holdings LLC

APPENDIX I

FORM OF SHIP MANAGEMENT AGREEMENT

1.	Date of Agreement [to be dated the date of execution]	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98” Part I
2.	Owners (name, place of registered office and law of registry) (Cl. 1)	3.	Managers (name, place of registered office and law of registry) (Cl. 1)
	Name [name of relevant member of the Partnership Group]		Name Costamare Shipping Company S.A.
	Place of registered office [to be completed]		Place of registered office Panama City, Republic of Panama
	Law of registry [to be completed]		Law of registry Republic of Panama
4.	Day and year of commencement of Agreement (Cl. 2) [to be completed on execution]
5.	Crew Management (state “yes” or “no” as agreed) (Cl. 3.1) YES	6.	Technical Management (state “yes” or “no” as agreed) (Cl. 3.2) YES
7.	Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3) YES	8.	Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4) YES
9.	Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) YES	10.	Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6) YES
11.	Provisions (state “yes” or “no” as agreed) (Cl. 3.7) YES	12.	Bunkering (state “yes” or “no” as agreed) (Cl. 3.8) YES
13.	Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3(i)) 36 months (including any optional extensions applicable) and with a gross daily rate (or time charter equivalent) of US$[ ]	14.	Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) Clause 6.3(ii)
15.	~~Annual~~ Management Fee (state ~~annual~~ amount) (Cl. 8.1) See Clause 8.1	16.	Severance Costs (state maximum amount) (Cl. 8.4(ii) not applicable
17.	Day and year of termination of Agreement (Cl. 17) see Clause 17	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) see Clause 19.1
19.	Notices (state postal ~~and-cable~~-address~~, telex~~ and telefax number for serving notice and communication to the Owners) (Cl. 20) c/o Costamare Partners LP 60 Zephyrou Street & Syngrou Avenue Athens, Greece Telefax: +30 210 940 6454 Attention: Chief Executive Officer	20.

Notices (state postal ~~and cable~~ address~~, telex~~ and telefax number for serving notice and communication to the Managers) (Cl. 20)

60 Zephyrou Street & Syngrou Avenue

Athens, Greece

Telefax: +30 210 940 9051

Attention: Chief Executive Officer

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel~~), “B” (Details of Crew), “C” (Budget) and “D” (Associated vessels)~~ attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”~~, “B”, “C” and “D”~~ shall prevail over those of PART II to the extent of such conflict but no further.~~.~~
Signature(s) (Owners) [name of relevant member of the Partnership Group]		Signature(s) (Managers) COSTAMARE SHIPPING COMPANY S.A.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

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PART II
“SHIPMAN 98” Standard Ship Management Agreement

1.	Definitions	1
	In this Agreement save where the context otherwise requires,	2
	the following words and expressions shall have the meanings	3
	hereby assigned to them.	4
	“Owners” means the party identified in Box 2.	5
	“Managers” means the party identified in Box 3.	6
	“Vessel” means the vessel or vessels details of which are set out	7
	in Annex “A” attached hereto.	8
	“Business Day” shall have the same meaning as ascribed thereto
	In Section 1.1 of the Partnership Management Agreement.	8
	“Crew” means the Master, officers and ratings employed on the	9
	Vessel from time to time ~~of the numbers,~~
	~~rank and nationally specified in Annex “B” attached hereto~~.	10
	~~“Crew support Code” means all expenses of a general nature~~	11
	~~which are not particularly referable to any individual vessel for~~	12
	~~the time being managed by the Managers and which are incurred~~	13
	~~by the Managers for the purpose of providing an efficient and~~	14
	~~economic management service and, without prejudice to the~~	15
	~~generality of the foregoing, shall include the cost of crew standby~~	16
	~~pay, training schemes for officers and ratings, cadet training~~	17
	~~schemes, sick pay, study pay, recruitment and interviews.~~	18
	“Related Manager” shall have the meaning as ascribed thereto	19
	in Section 1.1 of the Partnership Management Agreement.
	“Severance Costs” means the costs which the employers are
	legally obliged to pay to or in respect of the Crew as a result of	20
	the early termination of any employment contract for service on	21
	the Vessel.	22
	“Crew Insurances” means insurances against crew risks which	23
	shall include but not be limited to death, sickness, repatriation,	24
	injury, shipwreck unemployment indemnity and loss of personal	25
	effects.	26
	“Partnership Management Agreement” means the agreement dated
	[ ] 2015 made between the Partnership and the Managers.
	“Management Services” means the services specified in sub-	27
	clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.	28
	“ISM Code” means the International Management Code for the	29
	Safe Operation of Ships and for Pollution Prevention as adopted	30
	by the International Maritime Organization (IMO) by resolution	31
	A.741(18) or any subsequent amendment thereto.	32
	“ISPS Code” means the International Ship and Port Facility.
	Security Code constituted pursuant to resolution A.924(22) of
	the International Maritime Organisation now set out in Chapter
	XI-2 of the International Convention for the Safety of Life at Sea
	(SOLAS) 1974 (as amended) and the mandatory ISPS Code as
	adopted by a Diplomatic Conference of the International
	Maritime Organisation on Maritime Security in December 2002
	and includes any amendments or extensions to it and any
	regulation issued pursuant to it.
	“Partnership” means Costamare Partners LP of Trust Company
	Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the
	Marshall Islands MH96960.
	“STCW 95” means the International Convention on Standards	33
	of Training, Certification and Watchkeeping for Seafarers, 1978,	34
	as amended in 1995 or any subsequent amendment thereto.	35

2.	Appointment of Managers	36
	With effect from the day and year stated in Box 4 and continuing	37
	unless and until terminated as provided herein, the Owners	38
	hereby appoint the Managers as the technical and commercial	39
	managers of the Vessel and the Managers hereby agree
	to act as the technical and commercial ~~M~~managers of the Vessel.	40

3.	Basis of Agreement
	Subject to the terms and conditions herein provided, during the	42
	period of this Agreement, the Managers shall carry out	43
	Management Services in respect of the Vessel as agents for	44
	and on behalf of the Owners. Subject to Section 4.6 of the Partnership	45
	Management Agreement, ~~T~~the Managers shall have authority
	to take such actions as they may from time to time in their absolute	46
	discretion consider to be necessary to enable them to perform	47
	this Agreement in accordance with sound ship management	48
practice.	49

3.1 Crew Management	50
(only applicable if agreed according to Box 5)	51
The Managers shall provide suitably qualified Crew for the Vessel	52
as required by the Owners in accordance with the STCW 95	53
requirements, provision of which includes but is not limited to	54
the following functions:	55
	(i)	selecting and engaging the Vessel’s Crew, including payroll	56
		arrangements, pension administration, and insurances for	57
		the Crew other than those mentioned in Clause 6;	58
	(ii)	ensuring that the applicable requirements of the law of the	58
		flag of the Vessel are satisfied in respect of manning levels,	60
		rank, qualification and certification of the Crew and	61
		employment regulations including Crew’s tax, social	62
		insurance, discipline and other requirements;	63
	(iii)	ensuring that all members of the Crew have passed a medical	64
		examination with a qualified doctor certifying that they are fit	65
		for the duties for which they are engaged and are in possession	66
		of valid medical certificates issued in accordance with	67
		appropriate flag State requirements. In the absence of	68
		applicable flag State requirements the medical certificate shall	69
		be dated not more than three months prior to the respective	70
		Crew members leaving their country of domicile and	71
		maintained for the duration of their service on board the Vessel;	72
	(iv)	ensuring that the Crew shall have a command of the English	73
		language of a sufficient standard to enable them to perform	74
		their duties safely;	75
	(v)	arranging transportation of the Crew, including	76
		repatriation, board and lodging as and when required at rates and
		types of accommodations as customary in the industry;
	(vi)	training of the Crew and supervising their efficiency;	77
	(vii)	keeping and maintaining full and complete records of any	78
		labor agreements which may be entered into with the Crew and,
		if applicable, conducting union negotiations;
	(viii)	operating the Managers’ drug and alcohol policy unless	79
		otherwise agreed in writing.	80

3.2	Technical Management		81
	(only applicable if agreed according to Box 6)		82
	The Managers shall provide technical management which		83
	includes, but is not limited to, the following functions:		84
	(i)	provision of competent personnel to supervise the	85
		maintenance and general efficiency of the Vessel;	86
	(ii)	arrangement and supervision of dry dockings, repairs,	87
		alterations and the upkeep of the Vessel to the standards	88
		required by the Owners provided that the Managers shall	89
		be entitled to incur the necessary expenditure to ensure	90
		that the Vessel will comply with the law of the flag of the	91
		Vessel and of the places where she trades, and all	92
		requirements and recommendations of the classification	93
		society;	94
	(iii)	arrangement of the supply of necessary stores, spares and	95
		lubricating oil;	96
	(iv)	appointment of surveyors and technical consultants as the	97
		Managers may consider from time to time to be necessary;	98
	(v)	development, implementation and maintenance of a Safety	99
		Management System (SMS) in accordance with the ISM	100
		Code (see sub-clauses 4.2 and 5.3) and of a security system in	101
		accordance with the ISPS Code;
	(vi)	handling any claims against the builder of the Vessel
		arising out of the relevant shipbuilding contract,
		if applicable; and
	(vii)	on request by the Owners, providing the Owners with a
		copy of any inspection report, survey, valuation or any other
		similar report prepared by any shipbrokers, surveyors, the
		Class etc..

	3.3 Commercial Management		102
	(only applicable if agreed according to Box 7)		103
	The Managers shall provide the commercial operation of the		104

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

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PART II
“SHIPMAN 98” Standard Ship Management Agreement

Vessel,-~~as-required-by-the-Owners,~~ which includes, but is not	105
limited to, the following functions:	106
(i)	providing chartering services ~~in-accordance-with-the-Owners’~~	107
~~institutions~~-which include, but are not limited to, seeking	108
and negotiating employment for the Vessel and the conclusion	109
(including the execution thereof) of charter parties or other	110
contracts relating to the employment of the Vessel, whether on a	111
voyage, time, demise, contract of affreightment or other
basis. If such a
contract exceeds the period and is for a rate that is less than	112
the rate, in either case, stated in Box 13, consent thereto
in writing shall first be obtained from the Owners.	113
(ii)	arranging of the proper payment to Owners or their nominees	114
of all hire and/or freight revenues or other moneys of	115
whatsoever nature to which Owners may be entitled arising	116
out of the employment of or otherwise in connection with the	117
Vessel;.	118
(iii)	providing voyage estimates and accounts and calculating of	119
hire, freights, demurrage and/or dispatch moneys due from	120
or due to the charterers of the Vessel;	121
(iv)	issuing to the Crew ~~of~~appropriate voyage instructions and	122
monitoring voyage performance;
(v)	appointing agents;	123
(vi)	appointing stevedores;	124
(vii)	arranging surveys associated with the commercial operation	125
of the Vessel;	126
(viii)	carrying out the necessary communications with the
shippers, charterers and others involved with the receiving
and handling of the Vessel at the relevant loading and
discharging ports, including sending any notices required
under the terms of the Vessel’s employment at the time;
(ix)	invoicing on behalf of the Owners all freights, hires,
demurrages, outgoing claims, refund of taxes, balances of
disbursements, statements of account and other sums due
to the Owners and account receivables arising from the
operation of the Vessel and, upon the request of the Owners, issuing releases on behalf of the Owners upon receipt of
payment or settlement of any such amounts;
(x)	preparing off-hire statements and/or hire statements;
(xi)	procuring and arranging for port entrance and clearance,
pilots, consular approvals and other services necessary for
the management and safe operation of the Vessel; and
(xii)	reporting to the Owners of any major casualties,
damages received or caused by the Vessel or any major
release or discharge of oil or other hazardous material not in compliance with any laws.

3.4 Insurance Arrangements’	127
(only applicable if agreed according to Box 8)	128
The Managers shall arrange insurances in accordance with	129
Clause 6, on such terms and conditions as the Owners shall	130
have instructed or agreed, in particular regarding underwriters	131
conditions,
insured values, deductibles and franchises.	132

3.5 Accounting Services	133
(only applicable if agreed according to Box 9)	134
Without prejudice to the relevant provisions of the Partnership	135
Management Agreement and, in particular, but without
limitation, Section 4.11, Section 5.1 and Section 10.6 thereof,
~~T~~the Managers shall:
(I)	establish an accounting system which meets the	136
requirements of the Owners and provide regular accounting	137
services, supply regular reports and records,	138
(ii)	maintain the records of all costs and expenditure incurred	139
as well as data necessary or proper for the settlement of	140
accounts between the parties.	141

3.6 Sale or Purchase of the Vessel	142
(only applicable if agreed according to Box 10)	143
The Managers shall, in accordance with the Owners’ instructions,	144
supervise the sale or purchase of the Vessel, including the	145
performance of any sale or purchase agreement, but not	146
	negotiation of the same. The Managers shall, on the request of	147
	the Owners, either directly or by employing the services of a
	broker, endeavor to procure a buyer for the Vessel at a price
	and otherwise on terms acceptable to the Owners.

	3.7 Provisions (only applicable if agreed according to Box 11)	148
	The Managers shall arrange for the supply of provisions.	149

	3.8 Bunkering (only applicable if agreed according to Box 12)	150
	The Managers shall arrange for the provision of bunker fuel of the	151
	quality specified by the Owners as required for the Vessel’s trade.	152

4.	Managers’ Obligations	153
	4.1 Without prejudice to the relevant provisions of the Partnership	154
	Management Agreement and in particular, but without limitation
	to the foregoing, the provisions of Section 2.3, Section 4.1,
	Section 4.5 and Section 4.7 thereof, the Managers undertake to
	use their ~~best-endeavors~~ commercially reasonable efforts to
	provide the agreed Management Services as agents for and on	155
	behalf of the Owners in accordance with sound ship management	156
	practice and to protect and promote the interests of the Owners in	157
	all matters relating to the provision of services hereunder.	158
	Provided, however, that the Managers in the performance of their	159
	management responsibilities under this Agreement shall be entitled	160
	to have regard to their overall responsibility in relation to all vessels	161
	as may from time to time be entrusted to their management and	162
	in particular, but without prejudice to the generality of the foregoing,	163
	the Managers shall be entitled to allocate available supplies,	164
	manpower and services in such manner as in the prevailing	165
	circumstances the Managers in their absolute discretion consider	166
	to be fair and reasonable.	167
	4.2 Where the Managers are providing Technical Management	168
	in accordance with sub-clause 3.2, they shall procure that the	169
	requirements of the law of the flag of the Vessel are satisfied and	170
	they shall in particular be deemed to be the “Company’ as defined	171
	by the ISM Code, assuming the responsibility for the operation of	172
	the Vessel and taking over the duties and responsibilities imposed	173
	by the ISM Code and/or the ISPS Code when applicable.	174

5.	Owners’ Obligations	175
	5.1 Without prejudice to the relevant provisions of the Partnership	176
	Management Agreement, ~~T~~the Owners shall pay all sums due to
	the Managers punctually
	in accordance with the terms of this Agreement.	177
	5.2 Where the Managers are providing Technical Management	178
	in accordance with sub-clause 3.2, the Owners shall:	179
	(i) procure that all officers and ratings supplied by them or on	180
	their behalf comply with the requirements of STCW 95;	181
	(ii) instruct such officers and ratings to obey all reasonable orders	182
	of the Managers in connection with the operation of the	183
	Managers’ safety management system.	184
	5.3 Where the Managers are not providing Technical Management	185
	in accordance with sub-clause 3.2, the Owners shall procure that	186
	the requirements of the law of the flag of the Vessel are satisfied	187
	and that they, or such other entity as may be appointed by them	188
	and identified to the Managers, shall be deemed to be the	189
	“Company” as defined by the ISM Code assuming the responsibility	190
	for the operation of the Vessel and taking over the duties and	191
	responsibilities imposed by the ISM Code when applicable.	192

6.	Insurance Policies	193
	The Owners shall procure, ~~whether-~~by instructing the Managers	194
	under sub-clause 3.4 ~~or otherwise~~, that throughout the period of	195
	this Agreement:	196
	6.1 at the Owners’ expense, the Vessel is insured for not less	197
	than her sound market value or entered for her full gross tonnage,	198
	as the case may be for:	199
	(i) usual hull and machinery marine risks (including crew	200
	negligence) and excess liabilities;	201
	(ii) protection and indemnity risks (including pollution risks and	202

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

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PART II
“SHIPMAN 98” Standard Ship Management Agreement

	Crew insurances); ~~and~~	203
	(iii) war risks (including protection and indemnity and crew risks);	204
	and
	(iv) any other insurance that the Owners determine or the
	Managers advise them in writing that, in either case, it is
	prudent or, as the case may be, appropriate on the basis of
	prevailing market practices to be obtained in respect of the
	Vessel, its freight/hire or any third party liabilities,
	in each case in accordance with the best practice of prudent owners	205
	of
	vessels of a similar type to the Vessel, with first crass insurance	206
	companies, underwriters or associations (“the Owners’	207
	Insurances”);	208
	6.2 all premiums and calls and applicable deductibles and/or	209
	franchises on the Owners’ Insurances are paid
	promptly by their due date,	210
	6.3 the Owners’ Insurances name the Managers and, subject	211
	to underwriters’ agreement, any third party designated by the	212
	Managers as a joint assured, with full cover, with the Owners	213
	obtaining cover in respect of each of the insurances specified in	214
	sub-clause 6.1:	215
	(i) on terms whereby the Managers and any such third party	216
	are liable in respect of premiums or calls arising in connection	217
	with the Owners’ Insurances; or	218
	(ii) if reasonably obtainable, on terms such that neither the	219
	Managers nor any such third party shall be under any	220
	liability in respect of premiums or calls arising in connection	221
	with the Owners’ Insurances; or	222
	(iii) on such other terms as may be agreed in writing.	223
	Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left	224
	blank then (i) applies.	225
	6.4 written evidence is provided, to the reasonable satisfaction	226
	of the Managers, of their compliance with their obligations under	227
	Clause 6 within a reasonable time of the commencement of	228
	the Agreement, and of each renewal date and, If specifically	229
	requested, of each payment date of the Owners’ Insurances,	230

7.	Income Collected and Expenses Paid on Behalf of Owners	231
	7.1 Without prejudice to the provisions of Section 10.7 of the	232
	Partnership Management Agreement, ~~A~~all moneys collected by the
	Managers under the terms of
	this Agreement (other than moneys payable by the Owners to	233
	the Managers) and any interest thereon shall be held to the	234
	credit of the Owners in a separate bank account.	235
	7.2 Without prejudice to the provisions of Section 9.7, Section	236
	10.5 and Section 10.8 of the Partnership Management Agreement, ~~A~~all
	expenses incurred by the Managers under the terms
	of this Agreement on behalf of the Owners (including expenses	237
	as provided in Clause 8) may be debited against the Owners	238
	in the account referred to under sub-clause 7.1 but shall in any	239
	event remain payable by the Owners to the Managers on	240
	demand. For the avoidance of doubt, the Managers can make	241
	such demand on the Owners as well as on the Partnership as
	provided in Section 10.5 of the Partnership Management Agreement.
	Furthermore and without prejudice to the generality of the
	provisions of this Clause 7, the Managers shall, subject to being
	placed in funds by the Owners or the Partnership, arrange for the
	payment of all ordinary charges incurred in connection with the
	Management Services, including, but not limited to, all canal
	tolls, port charges, any amounts due to any governmental
	authority with respect to the Crew and all duties and taxes in
	respect of the Vessel, the cargo, hire or freight (whether levied
	against the Owners, the Partnership or the Vessel), insurance
	premiums, advances of balances of disbursements, invoices for
	bunkers, stores, spares, provisions, repairs and any other
	material and/or service in respect of the Vessel.

8.	Management Fee	242
	8.1 The Owners shall pay to the Managers for their services	243
	as Managers under this Agreement ~~an-annual~~ the management	244
	fees as stated in ~~Box 15~~ Section 9.1(a) and Section 9(b) of the	245
	Partnership Management Agreement -which shall be payable ~~by-equal~~
	~~monthly installments in advance, the first installment being~~ monthly	246
		in accordance with the provisions of Article IX of the Partnership
		Management Agreement.
		~~payable on the commencement of the Agreement (see Clause~~	247
		~~2 and Box 4) and subsequent installments being payable every~~	248
		~~month.~~	249
		8.2 The management fee shall be subject to ~~an annual~~-review	250
		in accordance with the provisions of Sections 9.2 and 9.3 of the	251
		Partnership Management Agreement ~~the anniversary date of the~~
		~~Agreement and the proposed~~
		~~fee shall be presented in the annual budget referred to in sub-~~	252
		~~clause 9.1.~~	253
		8.3 ~~The Managers shall, at no extra cost to the Owners, provide~~	254
		~~their own office accommodation, office staff, facilities and~~	255
		~~stationery.~~ Without limiting the generality of Clause 7 the Owners	256
		shall reimburse the Managers for postage and communication	257
		expenses, travelling expenses, and other out of pocket	258
		expenses properly incurred by the Managers in pursuance of	259
		the Management Services.	260
		8.4 The provisions of Section 9.4, Section 9.5, Section 9.6 and	261
		Section 9.7 of the Partnership Management Agreement shall be deemed as incorporated herein mutatis mutandis.
		8.5 The Managers have the right to demand the payment of any of the management fees and expenses payable under this Agreement either from the Partnership or the Owners. Payment of any such fees or expenses or any part thereof by either the Partnership or the Owners shall prevent the Managers from making a claim on the other person for the same amount to the extent that the same has been already paid to the Managers.
		~~in the event of the appointment of the Managers being~~
		~~terminated by the Owners of the Managers in accordance with~~	262
		~~the provisions of Clauses 17 and 18 other than by reason of~~ 	263
		~~default by the Managers, or if the Vessel is lost, sold or otherwise~~	264
		~~Disposed of, the “management fee” payable to the Managers~~	265
		~~According to the provisions of sub-clause 8.1, shall continue to~~	266
		~~be payable for a further period of three calendar months as~~	267
		~~from the termination date. In addition, provided that the~~ 	268
		~~Managers provide Crew for the Vessel in accordance with sub-~~	269
		~~clause 3.1.~~	270
	~~(i)~~	~~the Owners shall continue to pay Crew Support Costs during~~	271
		~~the said further period of three calendar months and~~	272
	~~(ii)~~	~~the Owners shall pay an equitable proportion of any~~	273
		~~Severance Costs which may materialize, not exceeding~~	274
		~~the amount stated in Box 16.~~	275
		~~8.5 If the Owners decide to lay up the Vessel whilst this~~	276
		~~Agreement remain in force and such lay up lasts for more~~	277
		~~than three months, an appropriate reduction of the management~~	278
		~~fee for the period exceeding three months until one month~~	279
		~~before the Vessel is again put into service shall be mutually~~ 	280
		~~agreed between the parties.~~	281
		~~8.6 Unless otherwise agreed in writing all discounts and~~ 	282
		~~commissions obtained by the Managers in the course of the~~	283
		~~management of the Vessel shall be credited to the Owners~~	284

9.		Budgets and Management of Funds	285
		9.1 The Owners are aware that the Managers will be preparing	286
		budgets in connection with, inter alia, the provision of the
		Management Services which the Managers will be submitting
		for approval to the Partnership in accordance with the provisions of
		Article X of the Partnership Management Agreement. ~~The Managers~~
		~~shall present to the Owners annually a~~
		~~budget for the following twelve months in such form as the~~	287
		~~Owners require. The budget for the first year hereof is set out~~	288
		~~in Annex “C” hereto. Subsequent annual budgets shall be~~	289
		~~prepared by the Managers and submitted to the Owners not~~	290
		~~less than three months before the anniversary date of the~~ 	291
		~~commencement of this Agreement (see Clause 2 and Box 4).~~	292
		~~9.2 The Owners shall indicate to the Managers their acceptance~~	293
		~~and approval of the annual budget within one month of~~	294
		~~presentation and in the absence of any such indication the~~	295
		~~Managers shall be entitled to assume that the Owners have~~	296
		~~accepted the proposed budget.~~	297
		~~9.3 Following the agreement of the budget, the Managers shall~~	298

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

A-I-4

PART II
“SHIPMAN 98” Standard Ship Management Agreement

	~~prepare and present to the Owners their estimate of the working~~	299
	~~capital requirement of the Vessel and the Managers shall each~~	300
	~~month up date this estimate. Based thereon,~~ Without prejudice to the right of the Managers to ask for funds in relation to the Management Services directly from the Partnership in accordance with the relevant provisions of the Partnership Management Agreement, the Managers shall	301
	each month request the Owners in writing for the funds required	302
	to run the Vessel for the ensuing month, including the payment	303
	of any occasional or extraordinary item of expenditure, such as	304
	emergency repair costs, additional insurance premiums, bunkers	305
	or provisions. Such funds shall be received by the Managers	306
	within ten running days after the receipt by the Owners of the	307
	Managers’ written request and shall be held ~~to the credit of the~~	308
	~~Owners~~ in a separate bank account in the name of the Managers or, if requested by the Managers, in the name of the Owners.	309
	~~9.4 The Managers shall produce a comparison between~~	310
	~~budgeted and actual income and expenditure of the Vessel in~~	311
	~~such form as required by the Owners monthly or at such other~~	312
	~~intervals as mutually agreed.~~	313
	9.5 Notwithstanding anything contained herein to the contrary,	314
	the Managers shall in no circumstances be required to use or	315
	commit their own funds to finance the provision of the	316
	Management Services.	317

10.	Managers’ Right to Sub-Contract	318
	Except to a Related Manager or V.Ships Greece Ltd. (where the Manager may subcontract any of their obligations hereunder, without need of obtaining the Owners’ consent for doing so), or as provided in the Partnership Management Agreement, ~~T~~the Managers shall not have the right to sub-contract any of	319
	their obligations hereunder, including those mentioned in sub-	320
	clause 3.1, without the prior written consent of the Owners which	321
	shall not be unreasonably withheld and which shall be promptly responded to. In the event of such a sub-	322
	contract the Managers shall remain fully liable for the due	323
	performance of their obligations under this Agreement	324

11.	Responsibilities	325
	The parties agree that the provisions of Sections 11.1 to 11.5 (inclusive) of the Partnership Management Agreement, shall apply to this Agreement mutatis mutandis, save that references therein to “any Shipmanagement Agreement or any Supervision Agreement” shall be omitted and references to “Partnership”, “any member of the Partnership Group”, “Manager”, “any Submanager”, “a Vessel”, “Section”, “Management Fees”, “each Shipmanagement Agreement”, “Partnership Group” and “Article Xl” shall be construed as references to the Owners, the Owners, the Managers, any submanager, the Vessel, Clause, management fee, this Agreement, the Owners and Clause 11, respectively, when used herein.

	~~11.1 Force Majeure - Neither the Owners nor the Managers~~
	~~shall be under any liability for any failure to perform any of their~~	327
	~~obligations hereunder by reason of any cause whatsoever of~~	328
	~~any nature or kind beyond their reasonable control~~	329
	~~11.2 Liability to Owners – (i) Without prejudice to sub-clause~~	330
	~~11.1, the Managers shall be under no liability whatsoever to the~~	331
	~~Owners for any loss, damage, delay or expense of whatsoever~~	332
	~~nature, whether direct or indirect, (including but not limited to~~	333
	~~loss of profit arising out of or in connection with detention of or~~	334
	~~delay to the Vessel) and howsoever arising in the course of~~	335
	~~performance of the Management Services UNLESS same is~~	336
	~~proved to have resulted solely from the negligence, gross~~	337
	~~negligence or wilful default of the Managers or their employees,~~	338
	~~or agents or sub-contractors employed by them in connection~~	339
	~~with the Vessel, in which case (save where loss, damage, delay~~	340
	~~or expense has resulted from the Managers’ personal act or~~	341
	~~omission committed with the intent to cause same or recklessly~~	342
	~~and with knowledge that such loss, damage, delay or expense~~	343
	~~would probably result) the Managers’ liability for each incident~~	344
	~~or series of incidents giving rise to a claim or claims shall never~~	345
	~~Exceed a total of ten times the annual management fee payable~~	346
	~~hereunder,~~	347
	~~(ii) Notwithstanding anything that may appear to the contrary in~~	348
	~~this Agreement, the Managers shall not be liable for any of the~~	349
	~~actions of the Crew, even if such actions are negligent, grossly~~	350
	~~negligent or wilful, except only to the extent that they are shown~~	351
	~~to have resulted from a failure by the Managers to discharge~~	352
	~~their obligations under sub clause 3.1, in which case their liability~~	353
	~~shall be limited in accordance with the terms of this Clause 11.~~	354
	~~11.3 Indemnity – Except to the extent and solely for the amount~~	355
	~~therein set out that the Managers would be liable under sub-~~	356
	~~clause 11.2, the Owners hereby undertake to keep the Managers~~	357
	~~and their employees, agents and sub-contractors indemnified~~	358
	~~and to hold them harmless against all actions, proceedings,~~	359
	~~claims, demands or liabilities whatsoever or howsoever arising~~	360
	~~which may be brought against them or incurred or suffered by~~	361
	~~them arising out of or in connection with the performance of the~~	362
	~~Agreement, and against and in respect of all costs, losses,~~	363
	~~damages and expenses including legal costs and expenses on~~	364
	~~a full indemnity basis) which the Managers may suffer or incur~~	365
	~~(either directly or indirectly) in the course of the performance of~~	366
	~~this Agreement.~~	367
	~~11.4 “Himalaya” – It is hereby expressly agreed that no~~	368
	~~employee or agent of the Managers (including every sub-~~	369
	~~contractor from time to time employed by the Managers) shall in~~	370
	~~Any circumstances whatsoever be under any liability whatsoever~~	371
	~~to the Owners for any loss, damage or delay of whatsoever kind~~	372
	~~arising or resulting directly or indirectly from any act, neglect or~~	373
	~~default on his part while acting in the course of or in connection~~	374
	~~with his employment and, without prejudice to the generality of~~	375
	~~the foregoing provisions in this Clause 11, every exemption,~~	376
	~~limitation, condition and liberty herein contained and every right,~~	377
	~~exemption from liability, defence and immunity of whatsoever~~	378
	~~nature applicable to the Managers or to which the Managers are~~	379
	~~entitled hereunder shall also be available and shall extend to~~	380
	~~protest every such employee or agent of the Managers acting~~	381
	~~as aforesaid and for the purpose of all the foregoing provisions~~	382
	~~of this Clause 11 the Managers are or shall be deemed to be~~	383
	~~acting as agent or trustee on behalf of and for the benefit of all~~	384
	~~persons who are or might be their servants or agents from time~~	385
	~~to time (including sub-contractors as aforesaid) and all such~~	386
	~~persons shall to this extent be or be deemed to be parties to this~~	387
	~~Agreement.~~	388

12.	Documentation	389
	Without prejudice to the relevant provisions of the Partnership Management Agreement, ~~W~~where the Managers are providing Technical Management in	390
	accordance with sub-clause 3.2 and/or Crew Management in	391
	accordance with sub-clause 3.1, they shall make available,	392
	upon Owners’ request, all documentation and records related	393
	to the Safety Management System (SMS) and/or the Crew	394
	which the Owners need in order to demonstrate compliance	395
	with the ISM Code, the ISPS Code and STCW 95 or to defend a claim against a third party.	396

13.	General Administration	398
	13.1 Without prejudice to the provisions of Article V of the Partnership Management Agreement, but subject to the provisions of Section 4.6 of the Partnership Management Agreement, ~~T~~the Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners	399
		400
	informed regarding any incident of which the Managers become	401
	aware which gives or may give rise to material claims or disputes involving	402
	third parties.	403
	13.2 The Managers shall, as instructed by the Owners under this Agreement and/or, as the case may be, Section 4.6 of the Partnership Management Agreement, bring	404
	or defend actions, suits or proceedings in connection with matters	405

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

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PART II
“SHIPMAN 98” Standard Ship Management Agreement

	entrusted to the Managers according to this Agreement.	406
	13.3 The Managers shall also have power to obtain legal or	407
	technical or other outside expert advice in relation to the handling	408
	and settlement of claims and disputes or all other matters	409
	effecting the interests of the Owners in respect of the Vessel.	410
	13.4 The Owners shall arrange for the provision of any	411
	necessary guarantee bond or other security.	412
	13.5 Any costs ~~reasonably~~-incurred by the Managers in	413
	carrying out their obligations according to Clause 13 shall be	414
	reimbursed by the Owners.	415

14.	Auditing	416
	The Managers shall at all times maintain and keep true and	417
	correct accounts and shall make the same available for inspection	418
	and auditing by the Owners at such times as may be mutually	419
	agreed. On the termination, for whatever reasons, of this	420
	Agreement, the Managers shall release to the Owners, if so	421
	requested, the originals where possible, or otherwise certified	422
	copies, of all such accounts and all documents specifically relating	423
	to the Vessel and her operation. For the avoidance of any doubt,	424
	this Clause is in addition to and not in substitution of the
	relevant provisions of the Partnership Management Agreement~~,.~~

15.	Inspection of Vessel	425
	The Owners shall have the right at any time after giving	426
	reasonable notice to the Managers to inspect the Vessel for any	427
	reason they consider necessary.	428

16.	Compliance with Laws and Regulations	429
	The Managers will not do or permit to be done anything which	430
	might cause any breach or infringement of the laws and	431
	regulations of the Vessel’s flag, or of the places where she trades.	432

17.	Duration of the Agreement	433
	This Agreement shall come into effect on the day and year stated	434
	in Box 4 and shall continue until the date the Partnership Management	435
	Agreement is terminated in accordance with the provisions of
	Article XIII thereof, unless this Agreement is terminated earlier
	in accordance with the provision of Clause 18 hereof~~the date~~
	~~stated in Box 17.~~
	~~Thereafter it shall continue until terminated by either party giving~~	436
	~~to the other notice in writing, in which event the Agreement shall~~	437
	~~terminate upon the expiration of a period of two months from the~~	438
	~~date upon which such notice was given.~~	439

18.	Termination	440
18.1	Owners’ default	441
(i)	The Managers shall be entitled to terminate the Agreement	442
	with immediate effect by notice in writing if any moneys	443
	payable by the Owners under this Agreement ~~and/or the~~	444
	~~owners of-any associated vessel, details of which are listed~~	445
	~~in Annex “D”,~~ shall not have been received in the Managers’	446
	nominated account within ~~ten~~20 ~~running~~ Business ~~d~~Days of	447
	receipt by
	the Owners of the Managers written request or if the Vessel	448
	is repossessed by the Mortgagees.	449
(ii)	if the Owners:	450
(a) fall to meet their obligations under 5 sub-clauses 5.2	451
and 5.3 of this Agreement for any reason within their	452
control, or	453
(b) proceed with the employment of or continue to employ	454
the Vessel in the carriage of contraband, blockade	455
running, or in an unlawful trade, or on a voyage which	456
in the reasonable opinion of the Managers is unduly	457
hazardous or improper,	458
the Managers may give notice of the default to the Owners,	459
requiring them to remedy it as soon as practically possible.	460
In the event that the Owners fall to remedy it within ~~a~~	461
~~reasonable time~~ 20 Business Days of receipt by the Owners	462
of the Managers’ written request to the satisfaction of the
Managers, the
Managers shall be entitled to terminate the Agreement	463
with immediate effect by notice In writing.	464
18.2	Managers’ Default	465
	If the Managers fail to meet their obligations under Clauses 3	466
	and 4 of this Agreement for any reason within the control of the	467
	Managers, the Owners may give notice to the Managers of the	468
	default, requiring them to remedy it within 20 Business Days ~~as~~	469
	~~soon as practically~~
	~~possible~~. In the event that the Managers fail to remedy it within ~~a~~	470
	~~Reasonable time~~such period to the satisfaction of the Owners, the	471
	Owners
	shall be entitled to terminate the Agreement with immediate effect	472
	by notice in writing.	473
	18.3 Extraordinary Termination	474
	This Agreement shall be deemed to be terminated in the case of	475
	the sale of the Vessel or if the Vessel becomes a total loss or is	476
	declared as a constructive or compromised or arranged total	477
	loss or is requisitioned.	478
	18.4 For the purpose of sub-clause 18.3 hereof	479
	(i) the date upon which the Vessel is to be treated as having	480
	been sold or otherwise disposed of shall be the date on	481
	which the Owners cease to be registered as Owners of	482
	the Vessel;	483
	(ii) the Vessel shall not be deemed to be lost unless either	484
	she has become an actual total loss or agreement has	485
	been reached with her underwriters in respect of her	486
	constructive, compromised or arranged total loss or if such	487
	agreement with her underwriters is not reached it is	488
	adjudged by a competent tribunal that a constructive loss	489
	of the Vessel has occurred.	490
	18.5 The parties agree that the provisions of Sections 13.4(a) to	491
	13.4(d) (inclusive) of the Partnership Management Agreement, shall
	apply to this Agreement mutatis mutandis. ~~This agreement shall~~
	~~terminate forthwith in the event of~~
	~~an order being made or resolution passed for the winding up,~~	492
	~~dissolution, liquidation or bankruptcy of other party (otherwise~~	493
	~~than for the purpose of reconstruction or amalgamation) or if a~~	494
	~~receiver is appointed, or if it suspends payment, ceases to~~	495
	~~on business or makes any special arrangement or composition~~	496
	~~carry with its creditors.~~	497
	18.6 The termination of this Agreement shall be without	498
	prejudice to all rights accrued due between the parties prior to	496
	the date of termination.	500

19.	Law and Arbitration	501
	19.1 This Agreement and any non-contractual obligations	502
	connected with it shall be governed by and construed in
accordance with English law. All disputes arising out of this Agreement and/or any non-contractual obligations connected with it shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the London Maritime Arbitration Association (LMAA) Terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof. In the event that a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 10 Business Days to designate its own arbitrator. If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination. The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security. Awards pursuant to this Clause 19.1 may include costs and judgments may be entered upon any award made herein in any court having jurisdiction.
	~~and any dispute arising out of or~~	503
	~~in connection with this Agreement shall be referred to arbitration~~	504
	~~in London in accordance with the Arbitration Act 1996 or~~	505
	~~any statutory modification or re-enactment thereof save to~~	506
	~~the extent necessary to give effect to the provisions of this~~	507

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

A-I-6

PART II
“SHIPMAN 98” Standard Ship Management Agreement

~~Clause.~~	508
~~The arbitration shall be conducted in accordance with the~~	509
~~London Maritime Arbitrators Association (LMAA) Terms~~	510
~~current at the time when the arbitration proceedings are~~	511
~~commenced.~~	512
~~The reference shall be to three arbitrators. A party wishing~~	513
~~to refer a dispute to arbitration shall appoint its arbitrator~~	514
~~and send notice of such appointment in writing to the other~~	515
~~party requiring the other party to appoint its own arbitrator~~	516
~~within 14 calendar days of that notice and stating that it will~~	517
~~appoint its arbitrator as sole arbitrator unless the other party~~	518
~~appoints its own arbitrator and gives notice that it has done~~	519
~~so within the 14 days specified. If the other party does not~~	520
~~appoint its own arbitrator and give notice that it has done so~~	521
~~within the 14 days specified, the part referring a dispute to~~	522
~~arbitration may, without the requirement of any further prior~~	523
~~notice to the other party, appoint its arbitrator as sole~~	524
~~arbitrator and shall advise the other party accordingly. The~~	525
~~award of a sole arbitrator shall be binding on both parties~~	526
~~as if he had been appointed by agreement.~~	527
~~Nothing herein shall prevent the parties agreeing in writing~~	528
~~to vary these provisions to provide for the appointment of a~~	529
~~sole arbitrator.~~	530
~~In cases where neither the claim nor any counterclaim~~	531
~~exceeds the sum of USD50,000 (or such other sum as the~~	532
~~parties may agree) the arbitration shall be conducted in~~	533
~~accordance with the LMAA Small Claims Procedure current~~	534
~~at the time when the arbitration proceedings are commenced.~~	535
~~19.2 This Agreement shall be governed by and construed~~	536
~~in accordance with Title 9 of the United States code and~~	537
~~the Maritime Law of the United States and any dispute~~	538
~~arising out of or in connection with this Agreement shall be~~	539
~~referred to three persons at New York, one to be appointed~~	540
~~by each of the parties hereto, and the third by the two so~~	541
~~chosen; their decision or that of any two of them shall be~~	542
~~final, and for the purposes of enforcing any award,~~	543
~~judgement may be entered on an award by any court of~~	544
~~competent jurisdiction. The proceedings shall be conducted~~	545
~~in accordance with the rules of the Society of Maritime~~	546
~~Arbitrators, Inc.~~	547
~~In cases where neither the claim nor any counterclaim~~	548
~~exceeds the sum of USD50,000 (or such other sum as the~~	549
~~parties may agree) the arbitration shall be conducted in~~	550
~~accordance with the Shortened Arbitration Procedure of the~~	551
~~Society of Maritime Arbitrators, Inc. current at the time when~~	552
~~the arbitration proceedings are commenced.~~	553
~~19.3 This Agreement shall be governed by and construed~~	554
~~in accordance with the laws of the place mutually agreed by~~	555
~~the parties and any dispute arising out of or in connection~~	556
~~with this Agreement shall be referred to arbitration at a~~	557
~~mutually agreed place, subject to the procedures applicable~~	558
~~there.~~	559
19.4 If Box 18 in Part I is not appropriately filled in, sub-	560
clause 19.1 of this Clause shall apply.	561

Note: 19.1, 19.2 and 19.3 are alternatives; indicate	562
alternative agree in Box 18.	563

20.	Notices	564
	20.1 Any notice to be given by either party to the other	565
	Party shall be in writing and may be sent by fax, ~~telex,~~	566
	Registered or recorded mail or by personal service.	567
	20.2 The address of the Parties for service of such	568
	communication shall be as stated in Boxes 19 and 20,	569
	respectively.	570

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and the computer generated document.

A-I-7

APPENDIX II

FORM OF SUPERVISION AGREEMENT

THIS AGREEMENT is made the ____ day of                           , 20[ • ] BETWEEN:

(1)	[name of relevant member of the Partnership Group], a company incorporated under the laws of [•], whose registered office is [ADDRESS] (the “Owner”); and

(2)	COSTAMARE SHIPPING COMPANY S.A., a company incorporated under the laws of [•], whose registered office is at [ADDRESS] (the “Construction Supervisor”).

WHEREAS:

By a shipbuilding contract dated                                   (the “Shipbuilding Contract”) and made between [•1 (the “Builder”) and the Owner, the Builder agreed to construct, to the order of the Owner, and sell to the Owner, a [•] container vessel, known during construction as Hull No.[•] (the “Vessel”);

IT IS NOW AGREED as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Except as otherwise defined herein, all terms defined in the Shipbuilding Contract shall have the same respective meanings when used herein.

SECTION 1.2. In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in New York City and Athens Greece, and (in respect of any payments which are to be made to the Builder) [•], are open for non-automated customer services;

“Partnership Management Agreement” means the agreement dated [         ] 2015 made between the Partnership and the Construction Supervisor.

“Owner’s Supplies” means all of the items to be furnished to the Vessel by the Owner in accordance the relevant provisions of the Shipbuilding Contract.

“Partnership” means Costamare Partners LP of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title.

“Spares” means the items to be designated as spares by the parties hereto at the time of the delivery of the Vessel.

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“Supervision Period” means the period from the execution of this Agreement to and including the earlier of (i) the date of delivery of the Vessel pursuant to the Shipbuilding Contract and (ii) the date this Agreement is terminated.

ARTICLE II

APPOINTMENT

SECTION 2.1. The Owner hereby appoints the Construction Supervisor, and the Construction Supervisor hereby agrees to act as the Owner’s supervisor towards the Builder and as the “Owner’s Representative” under the Shipbuilding Contract for the duration of the Supervision Period and to perform the duties and rights which rest with the Owner regarding the construction and delivery of the Vessel in accordance with all of the provisions of the Shipbuilding Contract. The Owner shall be responsible for, inter alia, determining the general policy of supervision of construction of the Vessel and the scope of activities of the Construction Supervisor and, in the performance of its duties under this Agreement, the Construction Supervisor shall at all times act strictly in accordance with any instructions or directions given to it by the Owner regarding such general policy or, in the absence of such instructions or directions, in accordance with the standards of a prudent supervisor providing services of the type to be provided under this Agreement, having due regard to the Owner’s interest. Any instructions so given shall be consistent with the nature and scope of the supervision services required to be performed by the Construction Supervisor under this Agreement and shall not require the Construction Supervisor to do or omit to do anything which may be contrary to any applicable law of any jurisdiction or which is inconsistent or contrary to any of the rights and duties of the Owner under the Shipbuilding Contract. Upon appointment the Owner shall furnish the Construction Supervisor with a full and complete copy of the Shipbuilding Contract (which for the avoidance of doubt shall include the Specifications and the Plans).

SECTION 2.2. Specific Powers and Duties of the Construction Supervisor. Without prejudice to the generality of the appointment made under Section 2.1, and (where applicable) by way of addition to the rights, powers and duties so conferred, the Construction Supervisor shall, subject to this Section 2.2 and to Articles III and IV, have and be entrusted with the following rights, powers and duties in relation to the Shipbuilding Contract and the Vessel:

(a) to review, comment on, agree and approve the lists of plans and the drawings referred to; to attend the testing of the Vessel’s machinery, outfitting and equipment and to request any tests or inspections which the Construction Supervisor may consider appropriate or desirable and to review and comment on the results of all tests and inspections to the extent this is possible under the terms of the Shipbuilding Contract; to carry out such inspections and give such advice or suggestions to the Builder as the Construction Supervisor may consider appropriate and as the terms of the Shipbuilding Contract allow him to do; and to give notice to the Builder in the event that the Construction Supervisor discovers any construction, material or workmanship which the Construction Supervisor

A-II-2

believes does not or will not conform to the requirements of the Shipbuilding Contract and the specifications again provided the terms of the Shipbuilding Contract allows for such notice to be given;

(b) to appoint a representative of the Construction Supervisor for the purposes specified under Article [•];

(c) if any alteration or addition to the Shipbuilding Contract becomes obligatory or desirable, to consult with the Builder and make recommendations to the Owner as to whether or not acceptance should be given to any proposal notified to the Owner by the Builder;

(d) to request and agree to any minor alterations, additions or modifications to the Vessel or the specifications and any substitute materials to the extent this is possible under the terms of the Shipbuilding Contract, which the Construction Supervisor may consider appropriate or desirable, provided that if the cost of such variations or substitute materials would have the effect of altering the Contract Price (as defined in the Shipbuilding Contract) by more than three per cent (3%) from the Contract Price on the date hereof or the amount of any of the installments of the Contract Price due under the Shipbuilding Contract prior to the delivery of the Vessel, the Construction Supervisor shall notify the same to the Owner in writing and obtain the Owner’s instructions before taking any action in relation thereto; to receive from and transmit to the Builder information relating to the requirements of the classification society and to give instructions and agree with the Builder regarding alterations, additions or changes in connection with such requirements; and to approve the substitution of materials as requested by the Builder;

(e) to attend and witness the trials of the Vessel to the extent this is possible under the terms of the Shipbuilding Contract;

(f) to determine whether the Vessel has been designed, constructed, equipped and completed in accordance with, and complies with, the Shipbuilding Contract and the Specifications and Plans (each as defined in the Shipbuilding Contract); to give the Builder a notice of acceptance or (as the case may be) rejection of the Vessel, to require or request any further test and inspection of the Vessel to the extent this is possible under the terms of the Shipbuilding Contract, and to give and receive any further or other notice relative to such matters and generally to advise the Owner in respect of all such matters;

(g) to sign on behalf of the Owner any protocols as to sea trials, consumable stores, delivery and acceptance or otherwise, having first ascertained with the Owner the appropriateness of so doing;

(h) to accept on behalf of the Owner the documents specified in Article [•], Paragraph [•] of the Shipbuilding Contract to be delivered by the Builder at

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delivery of the Vessel under the Shipbuilding Contract and to confirm receipt thereof to the Owner;

(i) to give and receive on behalf of the Owner any notice contemplated by the Shipbuilding Contract, provided that the Construction Supervisor shall not have authority to give on behalf of the Owner any notice which the Owner may be entitled to give to cancel, repudiate or rescind the Shipbuilding Contract without the prior written consent of the Owner; and

(j) to purchase, after being placed in funds by the Owner, all Owner’s Supplies as agent of the Owner and supply and deliver the same together with all necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates to the Builder as provided in the Shipbuilding Contract, and provide to the Owner a list of all such Owner’s Supplies as soon as possible.

SECTION 2.3. The Construction Supervisor shall discharge its responsibilities under this Clause 2 as the Owner’s agent.

SECTION 2.4. In the event that the Construction Supervisor uses own funds to purchase Owner’s Supplies, the cost of supplying and delivering Owner’s Supplies pursuant to relevant terms of the Shipbuilding Contract shall be reimbursed by the Owner to the Construction Supervisor on the date the Construction Supervisor submits to the Owner supporting invoices in respect of such cost.

ARTICLE III

CONSTRUCTION SUPERVISOR’S DUTIES
REGARDING CONSTRUCTION

SECTION 3.1. The Construction Supervisor undertakes with the Owner with respect to the Shipbuilding Contract:

(a) to notify the Owner in writing promptly on becoming aware of any likely change to any of the dates on which any installment under the Shipbuilding Contract is expected to be due;

(b) to (i) notify the Owner in writing of the expected date on which the launching or, as the case may be, sea trials of the Vessel is or are to take place and (ii) promptly on the same day as the launching or, as the case may be, sea trials of the Vessel takes or take place to confirm that the launching or, as the case may be, sea trials of the Vessel has or have taken place and, where relevant, that the amount specified in such confirmation is due and payable;

(c) to (i) advise the Owner in writing, four (4) Business Days prior to the date on which the delivery installment under the Shipbuilding Contract is anticipated to become due, of the times and amounts of payments to be made to the Builder under the Shipbuilding Contract and any amount due to the Construction Supervisor for Owner’s Supplies not already settled and (ii)

A-II-4

promptly confirm the same on the day on which such installment becomes due (and being the date the same is required to be paid to the account referred to in the relevant term of the Shipbuilding Contract);

(d) not to accept the Vessel or delivery of the Vessel on the Owner’s behalf without the Owner’s prior written approval and unless the Construction Supervisor shall have previously certified to the Owner in writing, in the form of the certificate set out in Schedule 1 to this Agreement, that:

(i) the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans;

(ii) there is, to the best of the Construction Supervisor’s knowledge and belief having made due enquiry with the Builder, no lien or encumbrance on the Vessel other than the lien in favor of the Builder in respect of the delivery installment of the Contract Price due in accordance with the terms of the Shipbuilding Contract; and

(iii) the Vessel is recommended for classification by the relevant classification society provided for in the Shipbuilding Contract (and the Construction Supervisor shall attach to its certificate the provisional certificate of such classification society recommending such classification of the Vessel or a duplicate or photocopy of such provisional certificate or otherwise provide evidence of such classification to the Owner);

(e) on receipt thereof from the Builder promptly to deliver the documents specified in Article [•], Paragraph [•] of the Shipbuilding Contract to the Owner or as the Owner may direct; and

(f) solely with the prior written approval of the Owner, to request from or agree with the Builder any material alterations, additions or modifications to the Vessel.

ARTICLE IV

CONSTRUCTION SUPERVISOR’S GENERAL OBLIGATIONS

SECTION 4.1. The Construction Supervisor undertakes to the Owner, with respect to the exercise and performance of its rights, powers and duties as the Owner’s representative under this Agreement, as follows:

(a) it will exercise commercially reasonable efforts to cause the due and punctual observance and performance of all conditions, duties and obligations imposed on the Owner by the Shipbuilding Contract (other than to pay the Contract Price) and will not without the prior written consent of the Owner:

A-II-5

(i) exercise any rights of the Owner to cancel, repudiate or rescind the Shipbuilding Contract;

(ii) waive, modify or suspend any provision of the Shipbuilding Contract if as a result of such waiver, modification or suspension the Owner will or may suffer any adverse consequences; and

(b) it will, at its own expense, keep all necessary and proper books, accounts, records and correspondence files relating to its duties and activities under this Agreement and shall send quarterly reports to the Owner concerning the progress of the design and construction of the Vessel and keep the Owner promptly informed of any deviations from the building program.

ARTICLE V

LIABILITY AND INDEMNITY

SECTION 5.1. Save for the obligation of the Owner to pay any moneys due to the Construction Supervisor hereunder, neither the Owner nor the Construction Supervisor shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the Owner or the Construction Supervisor, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 5.2. The Construction Supervisor, including its officers, directors, employees, shareholders, agents and any sub-contractors (the “Construction Supervisor Related Parties”), shall be under no liability whatsoever to the Owner or to any third party (including the Builder) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with the delayed or non-conforming delivery of the Vessel), and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Construction Supervisor, its officers, employees, agents or any of its sub-contractors in which case (save where loss, damage, delay or expense, has resulted from the Construction Supervisor’s personal act or omission committed with the intent to cause same) the Construction Supervisor’s liability for each incident or series of incidents giving rise to claim or claims shall never exceed a total of ten times the fees payable hereunder.

SECTION 5.3. The Owner shall indemnify and hold harmless the Construction Supervisor Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement and against and in respect of any loss, damage, delay or expense of

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whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Construction Supervisor Related Party in the performance of this Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Construction Supervisor Related Party.

SECTION 5.4. It is hereby expressly agreed that no employee or agent of the Construction Supervisor (including any sub-contractor from time to time employed by the Construction Supervisor) shall in any circumstances whatsoever be under any liability whatsoever to the Owner or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Article V, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Construction Supervisor or to which the Construction Supervisor is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Construction Supervisor acting as aforesaid, and for the purpose of all the foregoing provisions of this Article V, the Construction Supervisor is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

SECTION 5.5. The provisions of this Article V shall survive any termination of this Agreement.

ARTICLE VI

FEES

SECTION 6.1. In consideration of the performance of the duties assigned to the Construction Supervisor in this Agreement, the Owner shall pay to the Construction Supervisor the sum of US$787,405 for its total supervision costs in connection with the supervision of the construction of the Vessel, plus any expenses incurred under the Shipbuilding Contract against presentation of supporting invoices from the Construction Supervisor which the Construction Supervisor shall supply to the Owner at the same time as payment is requested. The fee payable hereunder to the Construction Supervisor shall include all costs which are incurred by the Construction Supervisor in connection with the ordinary exercise and performance by the Construction Supervisor of the rights, powers and duties entrusted to it pursuant to this Agreement. The supervision fee will be paid in two equal installments as follows:

(a)	US$393,702.50 on the execution of this Agreement; and

(b)	US$393,702.50 upon the Construction Supervisor advising the Owner of the completion of the sea trial run of the Vessel.
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For the avoidance of doubt, the Construction Supervisor can demand payment of the fee and other amounts payable hereunder from the Partnership pursuant to the relevant provisions of the Partnership Management Agreement.

ARTICLE VII

COMMENCEMENT - TERMINATION

SECTION 7.1. This Agreement shall come into effect on the date hereof and shall continue until the delivery of the Vessel in accordance with the Shipbuilding Contract unless terminated earlier pursuant to the terms of Section 7.2, Section 7.3, Section 7.4 or Section 7.5.

SECTION 7.2. The Owner shall be entitled to terminate this Agreement by notice in writing to the Construction Supervisor if the Construction Supervisor defaults in the performance of any material obligation under this Agreement, subject to a cure right of 20 Business Days following written notice by the Owner.

SECTION 7.3. This Agreement shall terminate automatically if:

(a) the Shipbuilding Contract is cancelled, rescinded or terminated; or

(b) the Partnership Management Agreement is terminated.

SECTION 7.4. The Construction Supervisor shall be entitled to terminate this Agreement by notice in writing to the Owner if:

(a) any moneys payable by the Owner under this Agreement is not paid when due or if due on demand within 10 Business Days following demand by the Construction Supervisor; or

(b) the Owner defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Construction Supervisor.

SECTION 7.5. Either party shall be entitled to terminate this Agreement immediately if:

(a) the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of either such party is sold, seized or appropriated; or

(b) (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 Business Days of its filing; (iii) the other

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party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the other party’s undertaking, property or assets; or (vi) an order is made or a resolution is passed for the other party’s winding up;

(c) a distress, execution, sequestration or other process is levied or enforced upon or sued out against the other party’s property which is not discharged within 20 Business Days;

(d) the other party ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the terminating party;

or

(e) the other party is prevented from performing its obligations hereunder by reasons of Force Majeure for a period of two or more consecutive months.

SECTION 7.6. In the event of termination due to the Construction Supervisor’s default, then it shall not be entitled to receive any payment in respect of the fees and other amounts described in Article VI becoming due and payable after the date of such termination.

ARTICLE VIII

EMPLOYEES

SECTION 8.1. None of the employees and/or sub-contractors of the Construction Supervisor shall constitute, for the purposes of this Agreement, sub-agents of the Owner. The Construction Supervisor, in its capacity as employer and contractor (and not in its capacity as agent for the Owner), shall (a) be responsible for the salaries, expenses and costs in respect of each of its employees and sub-contractors (not in its capacity as agent for the Owner) and (b) save for the provisions of Article V, indemnify its employees and sub-contractors for any liabilities and losses incurred by such employees and sub-contractors.

ARTICLE IX

GOVERNING LAW - ARBITRATION

SECTION 9.1. This Agreement shall be governed by and be construed in accordance with the laws of England.

SECTION 9.2. All disputes arising out of this Agreement shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final and, for the purpose of enforcing any award, this Agreement may

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be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitration Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

SECTION 9.3. In the event that a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 20 Business Days to designate its own arbitrator. If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder.

SECTION 9.4. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

SECTION 9.5. The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security. Awards pursuant to this Article IX may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

ARTICLE X

COUNTERPARTS

SECTION 10.1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

ARTICLE XI

NOTICES

SECTION 11.1. Every notice or other communication under this Agreement shall:

(a) be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication (other than telex) in permanent written form;

(b) be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication (other than telex) in permanent written form, at the time of dispatch (provided that if the date of dispatch is a Saturday or Sunday or a public holiday in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next day which is not a Saturday or Sunday or public holiday); and

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(c) be sent:

(i)	to the Construction Supervisor at:

Costamare Shipping Company S.A.
[•l
Facsimile No.: [•]
Attention: [•]

(ii)	to the Owner at:

C/o Costamare Partners LP
[•]Athens, Greece
Facsimile No.: +30 210 [•]
Attention: [•]

or to such other address and/or numbers for a party as is notified by such party to the other party under this Agreement.

SECTION 11.2. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

SECTION 11.3. This Agreement shall not create benefits on behalf of any other person not a party to this Agreement, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

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IN WITNESS of which this Agreement has been duly executed the day and year first before written.

For the Owner

For the Construction Supervisor

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SCHEDULE 1

FORM OF CONSTRUCTION CERTIFICATE

[On the letterhead of the Construction Supervisor]

[Vessel Owner] (the “Owner”)
[Address]
Facsimile: [ ]
Attention: [ ]

Date:

Dear Sirs,

[Name of Builder] (the “Builder”), [Name of Vessel] (the “Vessel”)

We refer to the construction supervision agreement dated [       ] between the Owner and us (the “Supervision Agreement”).

Words and expressions defined in the Supervision Agreement (whether expressly or by incorporation by reference to another document) shall have the same meaning where used in this certificate.

We hereby certify, pursuant to Section 3.1(d) of the Supervision Agreement, as follows:

(1)	the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans; and

(ii)	the Vessel is recommended for classification by [Name of the classification society] (the “Classification Society”).

With respect to paragraph (ii) above, please find attached to this certificate the provisional certificate of the Classification Society recommending such classification of the Vessel / a duplicate or photocopy of the provisional certificate of the Classification Society recommending such classification of the Vessel / the following evidence of the Classification Society’s recommendation of such classification of the Vessel [ ].

Yours faithfully,

for and on behalf of

COSTAMARE SHIPPING COMPANY S.A.

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